 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☒                  Definitive Proxy Statement
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☐                  Soliciting Material Pursuant to §240.14a-12

WellCare Health Plans, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8735 Henderson Road  –  Tampa, Florida 33634  –  (813) 290-6200  –  www.wellcare.com

April 30, 2010

Dear Stockholder:

On behalf of the Board of Directors and the management team, it is our pleasure to invite you to attend the 2010 annual meeting of stockholders of WellCare Health Plans, Inc.

        As shown in the Notice of Annual Meeting of Stockholders enclosed, the annual meeting will be held at 10:00 a.m., Eastern Time, on June 10, 2010 at our corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building.  At the annual meeting we will be acting on the matters listed in the accompanying Notice.  If you require special assistance at the annual meeting because of a disability, please contact Timothy S. Susanin, our Secretary, at (813) 206-1393.

We hope you will be able to attend our annual meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the annual meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or vote by telephone or online.  If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy.  However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the meeting.

         Thank you for your support.

Sincerely, /s/ Alec Cunningham	/s/ Charles G. Berg

Alec Cunningham Chief Executive Officer	Charles G. Berg Executive Chairman

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Notice of Annual Meeting of Stockholders

TIME AND DATE	10:00 a.m., Eastern Time, on June 10, 2010.

PLACE	8735 Henderson Road Renaissance Centre Tampa, Florida 33634

PURPOSE
1.   To elect ten directors to hold office until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.   To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.   To consider a stockholder proposal regarding a political contributions and expenditures report, if properly presented at the 2010 Annual Meeting; and

4.   To transact such other business as may properly come before the meeting or at any convening or reconvening of the meeting following a postponement or adjournment of the meeting.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on April 13, 2010.

PROXY VOTING WEBCAST
It is important that you vote your shares.  You can vote your shares by completing and returning the proxy card sent to you.  Most stockholders have the option of voting through the Internet or by telephone.  Please refer to your proxy card to determine if there are other voting options available to you.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

A live webcast of the 2010 Annual Meeting of Stockholders will be provided through the Company’s website at www.wellcare.com.  Select About Us, then Investor Relations, then select the icon for the 2010 Annual Meeting and follow the instructions provided.  Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2010 Annual Meeting of Stockholders.

This notice and the enclosed proxy statement are first being made available to our stockholders on or about April 30, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

         /s/ Timothy S. Susanin

Tampa, Florida	Timothy S. Susanin
April 30, 2010	Senior Vice President, General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2010:
The accompanying proxy statement and the 2009 Annual Report on Form 10-K are available at www.wellcare.com/stockholdermeeting.

—IMPORTANT—
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE BY TELEPHONE OR ONLINE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.  THANK YOU FOR VOTING PROMPTLY.

TABLE OF CONTENTS

Commonly Asked Questions and Answers About the Annual Meeting	1

Proposals To Be Voted On	5
Proposal 1: Election of Directors	5
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	9
Proposal 3: Stockholder Proposal	10
Other Matters	11

Corporate Governance	12
Corporate Governance Guidelines	12
Director Independence	12
Board Committees	13
Board and Committee Meetings and Annual Meeting Attendance	15
Board Leadership Structure; Lead Director	16
Director Nomination Process	16
Board Oversight of Risk Management	18
Director Compensation	19
Compensation Committee Interlocks and Insider Participation	23
Communication with Directors	23
Corporate Compliance Program	24
Audit Committee Report	24
Related Person Transactions	25
Certain Legal Proceedings	25

Executive Officers	27

Executive Compensation	29
Compensation Discussion and Analysis	29
Compensation Committee Report	39
Compensation Consultant	39
Summary Compensation Table	40
Grants of Plan-Based Awards	42
Outstanding Equity Awards at Fiscal Year-End	43
Option Exercises and Stock Vested	44
Pension Benefits and Nonqualified Deferred Compensation	44
Employment Agreements with Named Executive Officers	44
Potential Payments to Named Executive Officers upon Termination or Change in Control	47

Equity Compensation Plans	53
Security Ownership of Certain Beneficial Owners and Management	55
Beneficial Ownership	55
Section 16(a) Beneficial Ownership Reporting Compliance	56

Other Information	57
Stockholder Proposals	57
Committee Reports	57
Proxy Solicitation Costs	57
Multiple Stockholders Having the Same Address	57
Requests for Additional Information	57

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Proxy Statement for Annual Meeting
To Be Held June 10, 2010

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

These materials are being sent to you on behalf of the Board of Directors of WellCare Health Plans, Inc. (“WellCare” or the “Company”).  You are receiving these materials because you are a stockholder of WellCare that is entitled to receive notice of the 2010 Annual Meeting of Stockholders (“Annual Meeting”) and to vote on matters that will be presented at the Annual Meeting.

2.	What is the purpose of the Annual Meeting?

Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

3.	What is a proxy?

If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Alec Cunningham, the Company’s Chief Executive Officer, and Timothy S. Susanin, the Company’s Senior Vice President, General Counsel and Secretary, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.

5.	Where is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., Eastern Time, on June 10, 2010 at WellCare’s corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building.  A map of our headquarters is provided below.  Parking is available in Garage A.

6.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding WellCare shares. These may include: accounts with our transfer agent, Computershare Trust Company, N.A. (“Computershare”); accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

7.	What is the record date and what does it mean?

The record date for the 2010 Annual Meeting is April 13, 2010. Owners of Company common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

8.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy.  There were 42,393,323 shares of our common stock issued and outstanding on the record date.  Therefore, at least 21,196,662 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.

Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum.

9.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a stockholder of the Company at the close of business on the record date of April 13, 2010.

10.	What is the difference between a registered stockholder and a beneficial owner?

Many WellCare stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder”, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•
Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

11.	How many votes am I entitled to per share?

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

12.	Who will count the vote?

Computershare was appointed by the Board of Directors to tabulate the vote and act as Inspector of Election. Information about Computershare is available at www.computershare.com.

13.	How do I cast my vote?

Registered stockholders: There are three ways you can cast your vote:

•
complete and properly sign the proxy card and return it in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting;

•	vote by telephone or on the Internet by following the instructions included on your proxy card; or

•	attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial owners: Your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. You may also vote in person at the Annual Meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

14.	What is the voting requirement to approve each of the proposals?

Directors will be elected by the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors.  A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

All other proposals to be presented at the Annual Meeting will be adopted upon the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

15.	Will abstentions or broker non-votes affect the voting results?

Abstentions are counted as present and entitled to vote and will be counted as votes cast at the Annual Meeting.  Accordingly, abstentions have the same effect as voting against the proposal to ratify the appointment of Deloitte & Touche LLP and the stockholder proposal. A broker non-vote (a broker non-vote is explained in the answer to Question 17) on a proposal is considered as not entitled to vote on that proposal and thus is not counted in determining whether a matter has been approved.  Accordingly, a broker non-vote will have no effect on the outcome of any vote.

16.	Can I change my mind after I submit my proxy?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting.

You may do this by:

•	voting again on the Internet or by telephone prior to the Annual Meeting;

•	signing another proxy card with a later date and mailing it for receipt prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

17.	What if I return my proxy card or voting instruction form but do not provide voting instructions?

Registered stockholders: If you are a registered stockholder and do not return your voted proxy card or vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will not be voted.

Beneficial owners: Your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. Brokerage firms and banks generally have the authority, under New York Stock Exchange (“NYSE”) rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the three proposals to be presented at the Annual Meeting, Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter. Proposals 1 and 3, and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

18.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting as well as online at www.wellcare.com/stockholdermeeting.

19.	Who will bear the costs of this proxy solicitation?

This proxy solicitation is being sent on behalf of our Board of Directors and the Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to beneficial owners.

20.	What if I have additional questions that are not addressed here?

You may call Investor Relations at (813) 206-3916, e-mail Investor Relations at investorrelations@wellcare.com, or call the Office of the Corporate Secretary at (813) 206-1393.

Proposals To Be Voted On

Proposal 1:  Election of Directors

The Board of Directors recommends a vote FOR each nominee.

Ten directors will be elected at the 2010 Annual Meeting of Stockholders, each to hold office until the 2011 Annual Meeting or until a successor has been duly elected and qualified.  The Company currently has ten directors.  The director nominees are comprised of eight incumbent directors and two new director nominees: Alec Cunningham, who is the Company’s Chief Executive Officer; and Carol J. Burt, who the Board has determined will be an “independent” director of the Company if elected.

Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of all director nominees listed below.  However, if a nominee becomes unavailable for election for any reason, then the proxies may be voted for the election of such other person as may be recommended by the Board of Directors. The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors at the Annual Meeting is required to elect a nominee.

Information as of April 13, 2010 related to our current directors and nominees for director is set forth below:

Incumbent Directors Standing for Re-Election:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Charles G. Berg Age 52
Executive Chairman and director since January 2008. Mr. Berg was Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm, from January 2007 to April 2009.  From April 2005 to September 2006, Mr. Berg served as Executive of UnitedHealth Group, Inc., a diversified health company, and as Chief Executive Officer of the Northeast Region, from July 2004 to April 2005.  Mr. Berg currently serves as a director of DaVita, Inc., a provider of dialysis services, where he also serves on the nominating and governance, audit and compliance committees. Mr. Berg has extensive knowledge of capital markets as well as broad experience working with regulatory bodies and rating agencies.  The Board believes that Mr. Berg’s previous experience as a senior executive at various health care companies, as well as his strong operating and strategic background in the health care sector, provides valuable industry insight to the Board.  In particular, the Board believes that Mr. Berg’s previous tenure as Chief Executive Officer of Oxford Health Plans, Inc., a company that experienced the kind of rapid and complex changes that WellCare has undertaken in response to the changing market and regulatory environment, contributes to the strategic composition of the Board.
2008

David J. Gallitano Age 62
President of Tucker Advisors, Inc., a private investment and consulting firm, since 2002.  Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005.  Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of insurance products, where he also serves on the audit committee. Mr. Gallitano previously served as a director, chair of the audit committee and member of the nominating committee and the compensation committee for Wild Oats Corporation, a natural and organic foods retailer, from 2004 to 2007.  In considering Mr. Gallitano for a director of the Company, the Board considered his tenure as a strong operating executive with a finance and strategic background, whose operational experience and financial expertise contribute valuable insight to the Board.
2009

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

D. Robert Graham Age 73
Chair of the Board of Oversight of the Bob Graham Center for Public Service, a political and civic leadership center at the University of Florida, since 2005. From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government.  From January 1987 to January 2005, he served in the United States Senate.  From January 1979 to January 1987, Senator Graham was the Governor of the State of Florida.  The Board believes that Senator Graham’s experience as a former United States Senator and former Governor of Florida, in addition to his breadth of management experience, adds valuable expertise to the Board, especially with respect to regulatory and governance matters.

		2007
Kevin F. Hickey Age 58
Principal of HES Advisors, a strategic advisory firm serving the health care, health information technology and life sciences industries, since January 2008.  Mr. Hickey also has served as Senior Advisor to Verisk, Inc., a company specializing in health care predictive analytics, since January 2008.  From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now a part of Verisk, Inc.).  The Board believes that Mr. Hickey’s innovative, consumer-focused approach to information technology at a variety of companies brings a valuable advantage to the Board. The Board benefits from Mr. Hickey’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is important to the Company’s health care information technology development. Mr. Hickey’s extensive experience in health care management and governance, including his service from 2000 to 2007 as a director of Healthaxis Inc., a solutions provider for health care payers, further contributes to the strategic composition of the Board.
		2002

Christian P. Michalik Age 41	Managing Director of Kinderhook Industries, a private equity investment firm, since July 2004. The Board believes that Mr. Michalik brings to the Board extensive knowledge of capital markets and financial and operational expertise, as well as broad experience working with the investment community. The Board also believes that Mr. Michalik’s experience evaluating companies in the private equity industry contributes to the financial acumen of the Board.	2002

Glenn D. Steele, Jr., M.D. Age 65
President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, since 2001. In considering Dr. Steele as a director of the Company, the Board considered Dr. Steele’s significant experience in the health care industry.  The Board believes that Dr. Steele brings a compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. Dr. Steele brings key experience from his academic and medical research and administration background, as well as experience in a variety of aspects of the health care industry.
		2009

William L. Trubeck Age 63
Former Executive Vice President and Chief Financial Officer of H&R Block, Inc., from 2004 to 2007. Mr. Trubeck serves on the board of YRC Worldwide Inc., a freight, shipping and trucking services company, where he also serves as the chair of the audit/ethics committee. Mr. Trubeck also serves as a director of Dynegy, Inc., a wholesale power, capacity and ancillary services company, where he also serves as a member of the compensation and human resources committee and as chair of the audit and compliance committee. In considering Mr. Trubeck as a director of the Company, the Board considered his extensive financial background, financial reporting expertise, and his extensive knowledge of management and operations.  The Board believes that Mr. Trubeck brings significant experience to the Board in the area of governance of large publicly-traded companies, as well as experience working with regulatory bodies.
		2010

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Paul E. Weaver Age 64
Former Vice Chairman of PricewaterhouseCoopers, LLP, from 1994 to 1999.  Mr. Weaver has served as a director of AMN Healthcare, a health care staffing and management services company, since 2006 and currently serves as the chair of AMN's audit committee and as a member of its executive committee. Since 2010, Mr. Weaver has also served as a director and member of the audit committee of Unisys Corporation, an information technology consulting company.  Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as SuperMedia LLC, an advertising agency, from 2006 until 2010, where he also served as chair of the audit committee.  In considering Mr. Weaver as a director of the Company, the Board considered his extensive financial background and financial reporting expertise, his service as an audit partner at a multinational professional services firm and his financial leadership roles on other boards on which he has served.
2010

New Director Nominees Standing for Election:

Name and Age	Principal Occupation and Business Experience for Past Five Years

Carol J. Burt Age 52
Ms. Burt is a former executive officer of WellPoint, Inc., where she served from 1997 to 2007.  Most recently, Ms. Burt served as WellPoint’s Senior Vice President, Corporate Finance and Development, from 2005 until 2007.  From 1999 to 2004, Ms. Burt was WellPoint’s Senior Vice President, Finance and Strategic Development, and from 1997 to 1998, WellPoint’s Senior Vice President, Finance and Treasury.  In her time with WellPoint, Ms. Burt was responsible for, among other things, mergers and acquisitions, strategy, treasury and investment management.  She also oversaw financial planning and reporting and related matters.  The Board believes that Ms. Burt’s strategic, operational and financial experience in the managed care industry will be valuable assets to the Company as it positions itself for the future.

Alec Cunningham Age 43
Mr. Cunningham has served as the Company’s Chief Executive Officer since December 2009.  Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development from January 2005 to February 2008, Senior Vice President of Government Relations and New Markets from February 2008 to March 2009, President, Florida Region, from March 2009 to May 2009 and, most recently, President, Florida and Hawaii Division, from March 2009 to December 2009.  The Board believes that Mr. Cunningham, as the Chief Executive Officer of the Company, should also have a role as a director and a voice in Board decisions.  His detailed knowledge of the Company, its operations, personnel and industry is an important resource for the Board.

Other Current Directors:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Alif A. Hourani Age 57	Executive Chairman and Chief Technology Officer of Pulse Systems, Inc., a practice management and clinical records software company since 1997. The Board believes that Mr. Hourani’s depth of experience in the clinical records and software industry combined with an intimate knowledge of the health care sector, as well as his financial expertise, have contributed valuable insight to the Board.	2003

Neal Moszkowski Age 44
Co-Chief Executive Officer of TowerBrook Capital Partners L.P., a private equity investment company, since April 2005.  Mr. Moszkowski serves as a director of Bluefly, Inc., an online fashion retailer, and Integra LifeSciences Holdings Corporation, a medical device company.  Mr. Moszkowski previously served as a director of JetBlue Airways, Inc., an airline, from December 1998 to February 2009 and Spheris Inc., a medical transcription company, from November 2004 to September 2009. The Board believes that Mr. Moszkowski’s experience on the boards of various other public companies, his current role as Co-Chief Executive Officer of TowerBrook, his extensive transactional experience and his significant experience in the governance of large publicly-traded corporations, have been valuable in helping to guide the Company.

		2002

On April 21, 2010, following notice to Regina E. Herzlinger from the Chairperson of our Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) that the Nominating Committee had determined not to recommend to the Board Dr. Herzlinger for election as a director at the 2010 Annual Meeting, Dr. Herzlinger submitted a letter to the Board pursuant to which she resigned as a member of our Board.  The letter indicates that Dr. Herzlinger’s resignation was a result of a disagreement and sets forth Dr. Herzlinger’s reasons for her resignation.  For additional information regarding this matter, including a copy of Dr. Herzlinger’s letter, see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 23, 2010, and, if applicable, any amendments thereto.

Proposal 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR this proposal.

The Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ended December 31, 2010.  Deloitte has served as the Company’s independent registered public accounting firm since prior to its initial public offering, including for the fiscal year ended December 31, 2009.  As a matter of good corporate governance to provide stockholders a venue to express their views on this matter, the Board has decided to seek stockholder ratification of Deloitte’s appointment. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment of the independent registered public accounting firm but may still retain Deloitte.  We anticipate that a representative of Deloitte will be present at the Annual Meeting to respond to questions and to make such statements as he or she may desire.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

Audit Fees. The following table summarizes professional fees billed by Deloitte for the years ended December 31, 2009 and 2008.

Audit, Audit-Related, Tax and Other Fees
	2009	2008
Audit Fees(1)	$ 2,459,050	$ 12,018,500
Audit-related Fees(2)	$ 60,000	$ 129,104
Tax Fees	—	—
All Other Fees	—	—

(1)
The audit services billed by Deloitte in 2009 and 2008 include services rendered for the audit of our annual consolidated financial statements, the effectiveness of internal control over financial reporting and review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements.  The 2008 audit fees include services provided to expand the audit scope relating to the investigation of the Company by certain federal and state agencies in connection with the audit of the 2007 financial statements and the restatement of the Company’s 2004, 2005 and 2006 financial statements.

(2)	The audit-related services billed by Deloitte in 2009 and 2008 related to consultations regarding financial accounting and reporting standards, information systems audits and other attest services.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by the independent registered public accounting firm do not impair its independence from the Company.  This policy sets forth guidelines and procedures the Audit Committee must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services.  The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that the independent registered public accounting firm may not perform for us.

Prior to engagement, the Audit Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories.  During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement.  In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services.  Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee has delegated the ability to pre-approve audit and non-audit services to the Audit Committee chairperson, provided the chairperson reports any pre-approval decision to the Audit Committee at its next scheduled meeting.  The policy does not provide for a de minimis exception to the pre-approval requirements.  Accordingly, all of the 2009 and 2008 fees described above were pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Proposal 3:  Stockholder Proposal Regarding Political Contributions and Expenditures Report, if Properly Presented at the Annual Meeting

The Board of Directors recommends a vote AGAINST this proposal.

The Company has been advised that Amalgamated Bank’s LongView MidCap 400 Index Fund, 275 Seventh Avenue, New York, New York 10001, a beneficial owner of 12,727 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.   The Company has also been advised that the New York City Employees Retirement System, c/o the Office of the Comptroller of New York City as custodian and trustee, 1 Centre Street, New York New York 10007, a beneficial owner of 31,470 shares of the Company’s common stock, intends to co-sponsor the submission of the proposal set forth below.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

“RESOLVED: The shareholders of WellCare Health Plans, Inc. (the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.
Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under section 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that, if made directly by the corporation, would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

       The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

        SUPPORTING STATEMENT: As long-term shareholders, we support transparency and accountability in corporate spending on political activities.  These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

        Disclosure is consistent with public policy and in the best interest of our company and its shareholders.  Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the Company and its shareholders.

        The Company contributed at least $2,000,000 and possibly more in corporate funds since the 2002 election cycle, according to the Center for Political Accountability.  (See CQ’s PoliticalMoneyLine, available at http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, available at http://www.followthemoney.org/index.p html).  However, Company payments to trade associations that are used for political activities are undisclosed and unknown.

        Shareholders and, in many cases, management do not know how trade associations use their company’s money politically.  The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax exempt organizations.  This would bring our Company in line with a growing number of leading corporations, including health insurance companies such as Aetna, UnitedHealth Group and WellPoint, that support political disclosure and accountability and disclose this information on their websites.

       Relying on publicly available data does not provide a complete picture of the Company’s political expenditures.  The Company’s board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.  Thus, we urge your support for this critical governance reform.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

        The Company believes that active participation in the political life of the communities in which it does business is in the best interests of the Company and its stockholders because many national and local public policy decisions affect its businesses.  As a result, the Company participates in policy debates on many issues to support the Company’s positions, and, where permitted by law and deemed appropriate by management, makes strategic political contributions and expenditures from time to time that promote the Company’s business objectives. However, the Board believes that producing the report requested by this proposal would be an unnecessary use of the Company’s resources without a commensurate benefit, as these contributions and expenditures are already subject to existing disclosure requirements and internal policies, as described below.

        The Company is dedicated to the highest standard of legal compliance, disclosure and ethical behavior.  Numerous federal, state and local laws regulate the Company’s political contributions and expenditures and related disclosure. Information about the Company’s political contributions is available to the public in online databases.

        In addition to these laws and regulations, the Company’s political contributions and expenditures are governed by internal policies.  In late 2009, the Regulatory Compliance Committee of the Company’s Board of Directors reviewed the Company’s political contribution program and adopted a structured process for development of the Company’s annual contribution plan, including adoption of the Company’s Policy on Lobbying, Government Ethics, and Political Activity.  Under this policy and internal finance policies, all corporate political contributions are subject to review, approval and processing by the Company’s Government Affairs department as well as review by both internal and external legal counsel, which ensure that all such contributions comply with applicable laws and that all of the reports required under those laws are timely made. All of the Company’s employees (including those of the Company’s subsidiaries) are required to adhere to these policies. The Regulatory Compliance Committee has additional ongoing oversight of the process through the receipt of regular reports from Government Affairs personnel.

        The Government Affairs department also manages various trade association memberships of the Company, which provide significant benefits to the Company and its stockholders by providing access to those associations’ business and industry expertise and by advancing the Company’s interests. Depending on the trade association, a percentage of the membership dues may go to lobbying and other political activities, which would then be subject to that trade association’s disclosure requirements. These requirements may not require the same disclosures sought by this proposal.

        Further disclosure of information regarding the Company’s memberships in these associations could potentially put the Company at a disadvantage with its competitors by highlighting the Company’s strategies and priorities. Furthermore, the Board believes that disclosure would not provide the Company’s stockholders with a greater understanding of the Company’s business objectives as they relate to its political contributions and expenditures and could instead risk misrepresenting the Company’s political activities. For example, these associations may take positions on certain matters which the Company does not support.

        The Board believes that the level of disclosure already publicly available and the Company’s current internal policies are sufficient to provide information to the Company’s stockholders and to ensure appropriate political use of corporate funds without undermining the strategic nature of how these funds are distributed. Any additional disclosure would be unnecessary especially in light of the Company’s significantly limited use of corporate funds for political contributions as compared to the Company’s annual total expenditures. Accordingly, the Board does not believe such additional disclosure is in the best interests of the Company and its stockholders and recommends a vote against this proposal.

Other Matters

The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Corporate Governance Guidelines

       The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees.  Among other things, the corporate governance guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation.  The guidelines also address the Board’s expectations of each director in furtherance of the Board’s primary responsibility of exercising its business judgment in the best interests of the Company.  In particular, the guidelines address meeting attendance and participation, other directorships and access to independent advisors as well as new director orientation.  The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively.  The Corporate Governance Guidelines are available on our website at www.wellcare.com.  Alternatively, any stockholder may request a print copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for Additional Information” below.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the members of our Board must meet the criteria of independence as required by the listing standards of the NYSE.  In addition, each member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent.  No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.  The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries.  The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.  In making independence determinations, the Board applies the standards of the NYSE, in addition to any other relevant laws, rules, regulations, facts and circumstances.

        Under the standards discussed above, based upon recommendations from the Nominating Committee, the Board has determined that, with the exception of Mr. Berg and Mr. Cunningham who are executive officers of the Company and therefore not independent, all of its current members and nominees are independent, including each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee.  Dr. Herzlinger, who was a director of the Company until she resigned from our Board on April 21, 2010, was determined to be independent.  Ruben King-Shaw, who was a director of the Company in 2009 until his resignation as of December 31, 2009, was determined not to be independent on the basis of his position as Chief Executive Officer of All-Med Services of Florida, Inc.  For more information regarding this relationship please see “Related Person Transactions” below.

        In making these determinations, the Board considered the recommendation of the Nominating Committee as well as the following relationships:

•
Senator Graham and/or his immediate family members have an ownership interest of approximately 23% in The Graham Companies, the landlord under a lease agreement with one of our subsidiaries with respect to office space in south Florida.  The Board concluded that this relationship did not impair Senator Graham’s independence.  In particular, our payments to The Graham Companies did not exceed the greater of $1 million or 2% of The Graham Companies’ gross revenues in any year.  In addition, we have had a relationship with The Graham Companies for many years prior to Senator Graham becoming a member of our Board.

•
Mr. Hickey is Senior Advisor to D2Hawkeye, Inc., now a part of Verisk, Inc., a company where he previously served as President from January 2006 to December 2007.  In February 2007, we entered into a services contract with D2Hawkeye pursuant to which D2Hawkeye has developed an Internet-based portal for certain of our health care providers.  The Board has reviewed the relevant facts regarding this relationship, including compensation received from D2Hawkeye by Mr. Hickey, Mr. Hickey’s former ownership interest in D2Hawkeye, amounts paid by us to D2Hawkeye, D2Hawkeye’s revenues, the fact that D2Hawkeye has since been purchased by a larger company, Insurance Services Office, Inc. (ISO), and other facts.  Following this review, our Board concluded that this relationship did not impair Mr. Hickey’s independence under the standards discussed above.  In particular, our payments to D2Hawkeye did not exceed the greater of $1 million or 2% of D2Hawkeye’s gross revenues in any year.

•	Mr. Hourani is a first cousin of Todd Farha, the Company’s former President and Chief Executive Officer. However, our Board determined that this relationship did not impair Mr. Hourani’s independence.

In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules impose additional independence and qualification standards on our Audit Committee members.  Under these standards, each Audit Committee member, in addition to meeting the definition of independence applicable to all directors, is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company.  The Board has determined that each member of the Audit Committee satisfies these additional standards.

Board Committees

The Board of Directors has established the following standing committees:  Audit Committee, Compensation Committee, Nominating Committee, Regulatory Compliance Committee and Health Care Quality and Access Committee.  The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com.  All members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent directors under our director independence standards as described above and the corporate governance rules of the NYSE.  In addition, all members of our Audit Committee are independent directors under the Securities and Exchange Commission (“SEC”) rules for Audit Committees and are financially literate under the NYSE corporate governance rules.

Our five standing committees are described below and the members of these committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Regulatory Compliance Committee	Health Care Quality and Access Committee
Charles G. Berg				X
David J. Gallitano		X (chair)	X		X
D. Robert Graham			X	X (chair)	X
Kevin F. Hickey			X (chair)	X	X
Alif A. Hourani	X	X			X
Christian P. Michalik	X*		X
Neal Moszkowski		X
Glenn D. Steele, Jr., M.D.				X	X (chair)
William L. Trubeck	X*			X
Paul E. Weaver	X*(chair)	X
*
Our Board has determined that Messrs. Michalik, Trubeck and Weaver are “audit committee financial experts,” as defined in the Exchange Act, and each has accounting or related financial management expertise.

Standing Committees

        Audit Committee

    The principal purpose of the Audit Committee is to assist the Board in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm.  The Audit Committee also appoints, reviews the plans and results of the audit engagement, and compensates and oversees the engagement and provision of services by, our independent registered public accounting firm.  The Audit Committee pre-approves all audit, audit-related, tax and other services conducted by our independent registered public accounting firm.  The Audit Committee also coordinates with our Regulatory Compliance Committee and Health Care Quality and Access Committee regarding regulatory compliance and quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function.  The Audit Committee held 16 meetings during 2009.

        Regina E. Herzlinger, Mr. Hourani and Mr. Michalik served as the members of the Audit Committee during 2009, with Dr. Herzlinger serving as chairperson.  Messrs. Trubeck and Weaver were appointed to the Audit Committee in February 2010.  Mr. Weaver was appointed as chairperson following Dr. Herzlinger’s resignation on April 21, 2010.  The Board has determined that each of the members of the Audit Committee is financially literate and that each of Messrs. Michalik, Trubeck and Weaver is, and Dr. Herzlinger was, an “audit committee financial expert” as such term is defined under Item 407(d) of SEC Regulation S-K.  All members of the Audit Committee meet the independence requirements prescribed by the NYSE and the Audit Committee independence requirements prescribed by the SEC.  For more information on the financial experience of our audit committee financial experts, please see the summary background information regarding our directors under “Proposal One” above.  Dr. Herzlinger’s financial expertise was based on her role as a professor of accounting at Harvard Business School.

Pursuant to the terms of the Audit Committee Charter, no member of our Audit Committee is permitted to serve on the audit committees of more than two other public companies at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the Company’s Audit Committee.  As no member of the Audit Committee serves on the audit committees of more than two other public companies, no such determination has had to be made.

Compensation Committee

The Compensation Committee provides oversight and guidance for compensation and benefit programs for our employees (also called “associates”), executive officers and Board of Directors, reviews and approves the compensation, including base salary and incentive awards and other significant terms of employment, for our executive officers and reviews and makes recommendations with respect to incentive compensation plans, equity-based plans and director compensation.  The Compensation Committee reviews and discusses the Compensation Discussion and Analysis, or the “CD&A,” with management and makes a recommendation to the Board for inclusion of the CD&A in our proxy statement.  The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our executive officers’ compensation (including our named executive officers), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.

        The Compensation Committee charter provides that the Compensation Committee, where legally permissible, may delegate authority to a subcommittee of the Compensation Committee when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of plans or programs.  The charter also permits the Compensation Committee to delegate authority to committees consisting of employees when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans.

All members of the Compensation Committee meet the independence requirements prescribed by the NYSE.  The Compensation Committee held 21 meetings during 2009.

        Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or employee of the Company or from any outside legal expert or other advisor.  Pursuant to this authority, the Compensation Committee has engaged Towers Watson & Co. (formally Watson Wyatt Worldwide), or Towers Watson, as its compensation consultant.  For additional information, please see “Compensation Consultant” below.

        The Compensation Committee generally reviews the compensation being paid to the members of the Board of Directors on an annual basis.  The Compensation Committee works closely with the Chief Executive Officer as well as Towers Watson when evaluating Board and committee fees (both annual retainer and meeting fees) as well as the value of equity awards, if any, to be awarded to our directors.

        Additional information on executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and Towers Watson, is provided in the “Compensation Discussion & Analysis” section of this proxy statement.

        Nominating and Corporate Governance Committee

The Nominating Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines to the Board for adoption.  The Nominating Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees.  The Nominating Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement.  The Nominating Committee’s objective in selecting this year’s slate of director nominees was to achieve a better balance between technical accounting and operational experience in order to continue efforts to create an organizational culture that strikes am appropriate balance among the Company’s obligations to its stockholders, members and clients.  The Nominating Committee’s process for selecting nominees to the Board is described in more detail below under “Director Nomination Process.”  The Nominating Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest of members of the Board and executive officers and for oversight of our efforts to comply with NYSE corporate governance listing requirements.

All members of the Nominating Committee meet the independence requirements prescribed by the NYSE.  The Nominating Committee held nine meetings during 2009.

        Regulatory Compliance Committee

         The principal purpose of the Regulatory Compliance Committee is to assist the Board in overseeing our regulatory compliance program, including: (i) compliance with federal and state laws, rules and regulations applicable to our business; and (ii) compliance with our corporate ethics and compliance program and related policies by our employees, officers and directors.  The Regulatory Compliance Committee held 11 meetings during 2009.

        Health Care Quality and Access Committee

        The principal purpose of the Health Care Quality and Access Committee is to assist the Board by providing general oversight of our policies and procedures governing health care quality and access for our members.  In furtherance of this purpose, the Health Care Quality and Access Committee's primary responsibilities are to (i) establish and maintain the corporate definition of health care quality and access and (ii) develop, review and approve our health care quality and access strategy.  The Health Care Quality and Access Committee held four meetings during 2009.

Special Purpose Committees

        In addition to our standing committees, the Board has established the following additional committees of limited duration.

        Special Committee

        The principal purpose of the Special Committee is to investigate independently and otherwise assess the facts and circumstances raised in the federal and state regulatory and enforcement inquiries (including, without limitation, any matters relating to accounting and operational issues) initiated in 2007 and in any related private party proceedings, and to develop and recommend remedial measures to the Board for its consideration. The members of the Special Committee are Neal Moszkowski (Chair) and Christian P. Michalik.

Special Litigation Committee

        The principal purpose of the Special Litigation Committee is to investigate the facts and circumstances underlying the claims asserted in the federal and state derivative suits and to take such action with respect to such claims as the Special Litigation Committee determines to be in the best interests of the Company.  David J. Gallitano is the sole member of the Special Litigation Committee.

Board and Committee Meetings and Annual Meeting Attendance

During 2009, the Board of Directors held a total of 20 meetings.  During 2009, Mr. King-Shaw, who resigned as a director as of December 31, 2009, attended 65% of the aggregate number of meetings of the Board and the number of meetings held by all committees of the Board on which he served during the periods in which he served.  No other director attended fewer than 75% of the aggregate number of meetings of the Board held during the period in which the director served on the Board and the number of meetings held by all committees of the Board on which the director served during the periods in which he or she served.

        As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders.  With the exception of Mr. Moszkowski, all current members of our Board who were then directors attended our 2009 annual meeting of stockholders.

Board Leadership Structure; Lead Director

        The Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer.  As stated in the Company’s Corporate Governance Guidelines, the Board believes that this matter is part of succession planning and that it is in the best interests of the Company for the Board to make a determination when it elects a Chief Executive Officer.  The roles of Executive Chairman and Chief Executive Officer of the Company are currently held by two different individuals, Charles G. Berg and Alec Cunningham, respectively, both of whom are considered executive officers of the Company.  The Board of Directors believes that its current practice provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both individuals.

        The Board also believes that many elements of the Board’s governance structure ensure a strong, independent Board even though the Board does not have an independent chairman.  For example, an executive chairman is better able to devote substantial time to the interests of the Company than a chairman who has a full-time position with another company.  The Board has determined that each of the directors and nominees, other than Mr. Berg and Mr. Cunningham, is independent.  The Board believes that the independent directors provide effective oversight of management, and the independent directors regularly meet in executive sessions.  The Board has designated Kevin F. Hickey as Lead Director to preside over executive sessions of our non-management and independent directors.  The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board when the Executive Chairman is not present; serving as a liaison between the Executive Chairman and the independent directors; approving the agenda and meeting schedules sent to the Board and calling meetings of the independent directors. In addition, Mr. Hickey has been designated the Lead Director for purposes of receiving communications from interested parties pursuant to the corporate governance rules of the NYSE and from stockholders pursuant to SEC rules.  You may express your concerns by contacting the Lead Director through the communication channels set forth in the section entitled “Communication with Directors” below.

        The Board believes that the establishment of a Lead Director and the current composition of the Board with 90% of the Board consisting of independent directors (80% if all director nominees are elected at the Annual Meeting) provide an appropriate balance between the need for objectivity and consistent strategic direction.

Director Nomination Process

        The Nominating Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, stockholders and other interested parties.  The Nominating Committee may also retain a third-party search firm to identify candidates from time to time.  For example, the Nominating Committee retained a search firm to assist in identifying and assessing Dr. Steele, Messrs. Trubeck and Weaver and Ms. Burt as candidates for our Board.  Stockholders can recommend a prospective nominee for the Board by writing to our corporate secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the stockholder considers appropriate.  See “Stockholder Proposals” below.

The Nominating Committee’s assessment of a nominee’s qualification for Board membership includes, among other things, the following criteria:

•	The diversity, age, background and experience of the candidate;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board; and

•	The fit of the candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board.

The Nominating Committee and the Board do not have a formal policy addressing the diversity of the Board.  As stated in our Corporate Governance Guidelines, the Nominating Committee and the Board consider diversity as one of many factors when selecting a new director.  The Nominating Committee and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin.  Accordingly, the Nominating Committee and the Board seek to identify nominees for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the existing Board and contribute to a robust dialogue on the Board.

The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications.  The Nominating Committee’s process for evaluating nominees for director is the same no matter who makes the recommendation.

Once the Nominating Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the Nominating Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence.  Following review of this information, if the Nominating Committee determines it is appropriate to proceed, the Nominating Committee or other members of the Board will generally interview the prospective candidate.  The Nominating Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the Nominating Committee or the Board deems appropriate, including the current composition of the Board and the candidate’s personal qualities, skills and characteristics.

Following this evaluation, if the Nominating Committee believes that the prospective candidate is qualified for nomination, generally the Nominating Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board.  All of our nominees for election to the Board at the 2010 Annual Meeting were recommended to the Board by the Nominating Committee and approved by the Board.

Board Oversight of Risk Management

        The Board as a whole is responsible for oversight of enterprise-wide risk management.  Certain Board committees are tasked with reviews of certain risk areas and those committees then report to the Board. The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity, and tax), legal, regulatory, compliance, political, and reputational risks. The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as they deem appropriate.

Board or Committee	Primary Areas of Risk Oversight
Full Board
Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; material acquisitions and divestitures; and senior management succession planning.

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure and compliance, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.  Oversight of operational risk, including information technology risk.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.
Nominating and Corporate Governance Committee	Risks and exposures relating to the Company’s programs and policies relating to legal compliance and corporate governance; and director succession planning.
Regulatory Compliance Committee	Risks and exposures associated with regulatory requirements and the Company’s associated regulatory compliance programs.
Health Care Quality and Access Committee	Risks and exposures associated with quality issues relating to health care delivery and related activities.
Special Committee	Risks and exposures associated with the federal and state investigations of the Company initiated in 2007.
Special Litigation Committee	Risks and exposures associated with the federal and state derivative actions pending against the Company.

Director Compensation

2009 Director Fees

During the first quarter of 2009, the annual payment structure for our non-employee directors and committee members was as follows:

Annual Board Fee	Annual Audit Committee Chair Fee	Annual Audit Committee Non-Chair Member Fee	Annual Special Committee Chair Fee	Annual Special Committee Non-Chair Fee	Annual Fee for Serving As the Chair of Other Committees(1)	Annual Fee for Serving as a Non- Chair Member of Other Committees(1)	Annual Lead Director Fee

$37,500	$10,000	$5,000	$90,000	$60,000	$2,500	$2,000	$10,000

(1) These fees are for the Compensation Committee, the Nominating Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

        In February 2009, the Board authorized one-time payments of $80,000 to Dr. Herzlinger as Chair of the Audit Committee and $55,000 to each of Messrs. Hourani and Michalik as members of the Audit Committee, in recognition of the unanticipated level of duties and responsibilities required of members of the Audit Committee during 2008, including the activities of the Audit Committee related to the restatement of the Company’s prior years’ financial statements.

In March 2009, the Board adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”).  The Director Compensation Policy is applicable to our non-employee directors and became effective for the fiscal quarter commencing April 1, 2009.  Similar to the compensation structure of our executives, our Board’s historical compensation was heavily weighted toward equity compensation.  Following the commencement of the governmental investigations in October 2007 and the subsequent decline in our stock price, our Board determined it was necessary to analyze our Board compensation program.  In addition to trying to balance the distribution of Board compensation between cash and equity, the Board also felt it was necessary to review our Board compensation practices in order to be able to attract new Board members and to bring such practices comparable with market standards.  The Compensation Committee retained Towers Watson to conduct an analysis of compensation practices at comparable companies and make recommendations as to how to structure our Board compensation.  The Director Compensation Policy was adopted based in part upon the Towers Watson analysis and recommendations.

        Under the Director Compensation Policy, each non-employee director earns an annual retainer and Board and committee fees as set forth below, paid on a quarterly basis at the end of the applicable quarter.  Each non-employee member of the Board and its committees who serves during any portion of a quarterly period is paid the full quarterly retainer and applicable fees.

        The following table summarizes the annual payment structure for our non-employee directors and committee members effective as of April 2009:

Annual Board Fee	Annual Audit Committee Chair Fee	Annual Audit Committee Non-Chair Member Fee	Annual Special Committee Chair Fee	Annual Special Committee Non-Chair Fee	Annual Special Litigation Committee Fee	Annual Fee for Serving As the Chair of Other Committees(1)	Annual Fee for Serving as a Non- Chair Member of Other Committees(1)	Annual Lead Director Fee

$50,000	$20,000	$12,000	$90,000	$60,000	$90,000	$12,000	$8,000	$15,000

(1) These fees are for the Compensation Committee, the Nominating Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

In addition to the cash retainers described above, each non-employee director receives $2,000 for each meeting of the full Board attended in person, telephonically or by way of other remote or electronic means.

Mr. Berg, who is an executive officer of the Company, does not receive additional compensation for his Board service.  If elected at the 2010 Annual Meeting, Mr. Cunningham, who is also an executive officer of the Company, will not receive additional compensation for his Board service.

Other Components of Director Compensation

In addition to the fees described above, the Director Compensation Policy provides that, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee director, other than a non-employee director joining the Board at the annual stockholders meeting, receives an annual grant of restricted stock valued at approximately $100,000 (based on the closing price on the date of grant), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the 2004 Equity Incentive Plan (the “2004 Equity Plan”).  Unless otherwise determined by the Compensation Committee, all such annual grants are granted on the date of the Company’s annual meeting of stockholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting.  Further, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock valued at approximately $150,000 (based on the closing price on the date of grant), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the 2004 Equity Plan.  Such grants of restricted stock vest equally on the first, second and third anniversary of the date of grant.

Under the provisions of the Director Compensation Policy, in 2009 we awarded $150,000 of restricted stock to each of Mr. Gallitano and Dr. Steele upon appointment to the Board.  In the case of Mr. Gallitano, this initial award was 14,354 shares; in the case of Dr. Steele it was 5,675 shares.  We also awarded $100,000 of restricted stock, or 4,478 shares, to each of the non-employee directors serving on the Board on the date of our 2009 annual stockholders meeting.  In February 2010, we awarded $150,000 of restricted stock, or 4,715 shares, to each of Messrs. Trubeck and Weaver upon their appointment to the Board.

All of our directors’ unvested restricted stock awards were issued under our 2004 Equity Plan.  In the event a director’s service terminates following a change in control, the shares of restricted stock accelerate and become fully vested upon such termination.

We pay all reasonable expenses incurred by directors for attending Board and committee meetings, for certain director continuing education programs and related expenses, and we maintain directors and officers liability insurance.  We do not provide a retirement plan or perquisites for our non-employee directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation.  These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the directors in any action or proceeding arising out of their service as directors for us, any of our subsidiaries or any other entity to which the directors provide services at our request.

Stock Ownership Guidelines

        Under the Director Compensation Policy, each non-employee director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of three times the base annual retainer payable to each non-employee director.

 For purposes of determining ownership, the following is included in determining whether a non-employee director has satisfied the Ownership Requirement:

•
Shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock or restricted stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly, or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

         No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement under the Director Compensation Policy.

        For purposes hereof, the value of a share of the Company’s common stock, including vested and unvested restricted stock and restricted stock units, is calculated as of the last trading day of each calendar year based on the average closing price of our common stock during the prior year (a “Determination Date”).  Any subsequent change in the value of the shares of our common stock during that year does not affect the amount of stock a non-employee director should hold during that year under the policy.  If the value of the shares of our common stock increases during a particular year, each non-employee director has until the next Determination Date to acquire any additional shares needed to meet the Ownership Requirement.

        In addition, in the event the annual retainer increases, each non-employee director has four years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

        A non-employee director shall have until the first Determination Date following the fourth anniversary of such non-employee director’s election or appointment to the Board or upon otherwise becoming a non-employee director of the Board to satisfy the Ownership Requirement; provided, however, that a non-employee director who was a non-employee director of the Company as of April 1, 2009, shall have until December 31, 2013 to meet the Ownership Requirement.

Director Compensation Table

The table below sets forth the compensation paid to each non-employee member of our Board of Directors in 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) (2) ($)	Total ($)

David J. Gallitano(3)	158,875	249,993	408,868
D. Robert Graham	85,000	99,994	184,994
Regina E. Herzlinger (4)	164,375	99,994	264,369
Kevin F. Hickey	104,625	99,994	204,619
Alif A. Hourani	147,125	99,994	247,119
Ruben J. King-Shaw, Jr.(5)	130,500	99,994	230,494
Christian P. Michalik	198,625	99,994	298,619
Neal Moszkowski	165,125	99,994	265,119
Glenn D. Steele, Jr., M.D.(6)	20,500	149,990	170,490
William L. Trubeck(7)	—	—	—
Paul E. Weaver(7)	—	—	—

(1)
The amounts included in the “Stock Awards” column represent the full grant date fair value of restricted stock granted to non-employee directors in 2009 calculated in accordance with FASB ASC Topic 718.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the directors.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2009 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2009.

(2)	On July 30, 2009, each non-employee director serving on the Board at that time received an annual grant of restricted stock valued at $99,994.
(3)	Mr. Gallitano was appointed to our Board in March 2009. Upon his appointment he received an initial grant of restricted stock valued at $149,999.
(4)	Dr. Herzlinger resigned from our Board effective April 21, 2010, and as a result her 2009 stock award will not vest.
(5)	Mr. King-Shaw resigned from our Board effective December 31, 2009, and as a result his 2009 stock award did not vest.
(6)	Dr. Steele was appointed to our Board in October 2009. Upon his appointment he received an initial grant of restricted stock valued at $149,990.
(7)	Messrs. Trubeck and Weaver were appointed to our Board in February 2010.

The following table sets forth certain information regarding unexercised options and stock that has not vested for each non-employee member of our Board of Directors outstanding as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)

David J. Gallitano	—	—	—	—	14,354	(5)	527,653
	—	—	—	—	4,478	(6)	164,611

D. Robert Graham	10,693	—	90.05	10/26/11	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	4,478	(6)	164,611

Regina E. Herzlinger(2)	10,000	—	17.00	07/20/10	—		—
	7,000	—	36.45	07/20/10	—		—
	6,500	—	47.40	07/20/10	—		—
	5,128	—	90.52	07/20/10	—		—
	—	—	—	—	4,478		164,611

Kevin F. Hickey	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	4,478	(6)	164,611

Alif A. Hourani	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	4,478	(6)	164,611

Ruben J. King-Shaw, Jr.(3)	1,875	—	17.00	07/07/14	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	4,478		164,611

Christian P. Michalik	33,657	—	6.47	12/31/13	—		—
	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	4,478	(6)	164,611

Neal Moszkowski	10,495	—	91.64	10/20/11	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	4,478	(6)	164,611

Glenn D. Steele, Jr., M.D.	—	—	—	—	5,675	(7)	208,613

William L. Trubeck(4)	—	—	—	—	—		—

Paul E. Weaver(4)	—	—	—	—	—		—

(1)	Value based on $36.76 per share, which was the closing price of our common stock on the NYSE on December 31, 2009.
(2)	Dr.Herzlinger resigned from our Board effective April 21, 2010; as a result the unvested shares set forth in the table will not vest.
(3)
Mr. King-Shaw resigned from our Board effective December 31, 2009.  On February 19, 2010, he exercised his option to purchase 1,875 shares at an exercise price of $17.00 per share. The remaining options set forth in the table above have ceased to be exercisable in accordance with their terms and the unvested shares set forth in the table will not vest.

(4)	Messrs. Trubeck and Weaver were appointed to our Board in February 2010.
(5)	Of this amount, 4,785 shares vested on March 23, 2010; 4,784 shares vest on March 23, 2011; and 4,785 shares vest on March 23, 2012.
(6)	The award of restricted stock vests in full on the earlier of July 30, 2010 or the date of the Company’s 2010 annual meeting of stockholders.
(7)	Of this amount, 1,892 shares vest on October 29, 2010; 1,891 shares vest on October 29, 2011; and 1,892 shares vest on October 29, 2012.

The table below sets forth the number of shares of restricted stock that vested during 2009, and the value realized upon vesting of such shares, for each non-employee director in 2009.  None of the non-employee directors exercised stock options during 2009.

Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($ )

David J. Gallitano	—	—
D. Robert Graham	1,389	18,835
Regina E. Herzlinger(2)	—	—
Kevin F. Hickey	—	—
Alif A. Hourani	—	—
Ruben J. King-Shaw, Jr.(3)	—	—
Christian P. Michalik	—	—
Neal Moszkowski	1,364	18,359
Glenn D. Steele, Jr., M.D.	—	—
William L. Trubeck(4)	—	—
Paul E. Weaver(4)	—	—

(1)	The value realized is calculated by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.
(2)	Dr. Herzlinger resigned from our Board effective April 21, 2010.
(3)	Mr. King-Shaw resigned from our Board effective December 31, 2009.
(4)	Messrs. Trubeck and Weaver were appointed to our Board in February 2010.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Gallitano, Hickey, Hourani and Moszkowski served as the members of the Compensation Committee, with Mr. Moszkowski serving as the chairperson until June 26, 2009 and Mr. Gallitano serving as the chairperson thereafter.  None of these members has ever been an officer or employee of the Company or any of its subsidiaries or had any relationship during 2009 that would require disclosure under Item 404 of SEC Regulation S-K.  During 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation Committee.

Communication with Directors

        The Board has adopted procedures relating to communications sent to directors to ensure that such communications are properly managed.   Stockholders and other interested parties may contact our Lead Director, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:

[Name of Requested Recipient]
WellCare Health Plans, Inc.
8735 Henderson Road
Tampa, Florida 33634
Attn:  Chief Compliance Officer

        The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.

         In addition, our Board and Audit Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters.  Both the Board and the Audit Committee communication procedures are available on our website at www.wellcare.com.  As described in more detail in the procedures as posted on our website, we generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding WellCare.

        The procedures regarding communicating with the Board and the Audit Committee supplement our Code of Conduct, which is discussed below under “Corporate Compliance Program”.

 Corporate Compliance Program

We have implemented a comprehensive corporate ethics and compliance program that includes an employee corporate ethics and compliance training program (called iCare), a Code of Conduct and Business Ethics (the “Code of Conduct”), and related policies and procedures.  The corporate compliance program covers all aspects of our Company and is designed to assist us with conducting our business in accordance with applicable federal and state laws and high standards of business ethics.  The corporate compliance program applies to members of our Board, our officers and all of our associates.  The following are several features of our compliance program:

•
Regulatory Compliance Committee.  The Regulatory Compliance Committee of the Board oversees our compliance activities and programs. This committee receives periodic reports from our Chief Compliance Officer and is responsible for oversight of management’s corporate compliance committee, which is discussed below.

•
Chief Compliance Officer. Our Chief Compliance Officer reports directly to our Chief Executive Officer and the Regulatory Compliance Committee and is responsible for monitoring regulatory reporting and regulatory communications, affiliated company arrangements, and political contributions and fund-raising, among other things.

•
Corporate compliance committee. Our corporate compliance committee operates under a charter approved by the Board’s Regulatory Compliance Committee, is chaired by our Chief Compliance Officer and is comprised of members of senior management, including our General Counsel, Chief Operating Officer and our business leaders.  The corporate compliance committee oversees iCare and reviews areas of legal, regulatory and compliance risk throughout the Company.

•
Communications with regulators. We have implemented a comprehensive program to help us identify regulatory reporting issues and report such issues to the appropriate federal or state regulator.  The program, which is administered under the supervision of our Chief Compliance Officer, is designed to ensure the reliability of the information we communicate to regulators.

•	Compliance training. iCare includes mandatory compliance training for all associates.

•	Non-retaliation policies and improved reporting channels. As an integral part of the iCare program, we emphasize non-retaliation and provide a variety of channels for associates to express concerns.

•	Written policies and procedures. We have adopted written policies and procedures to reflect our commitment to corporate integrity and compliance and our duty to report.

Our Code of Conduct is available on our website at www.wellcare.com.  We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on our website.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal, financial and regulatory requirements, the qualification and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the Audit Committee.  As set forth in the charter, the planning and conducting of the audit is the responsibility of the independent registered public accounting firm and the financial statements are the responsibility of our management.  The Audit Committee has the authority and responsibility to retain and terminate our independent registered public accounting firm.

In performance of this oversight function, the Audit Committee has considered and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 with management and the independent registered public accounting firm.  The Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 61, as amended and replaced by SAS 114 (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

The members of the Audit Committee are advised by the independent registered public accounting firm.  The independent registered public accounting firm is an expert in the fields of accounting and auditing, including in respect of auditor independence.  Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards.

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.  In addition, the Audit Committee has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The 2009 Audit Committee

Regina E. Herzlinger, Chairperson* Alif A. Hourani Christian P. Michalik
* Dr. Herzlinger resigned from our Board effective April 21, 2010.  Prior to her resignation, Dr. Herzlinger approved this report and its inclusion in our proxy statement.

Related Person Transactions

        We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K.  Under this policy, the Nominating Committee must approve any transaction in which we participate that involves more than $100,000 and in which a related person has a direct or indirect interest.  However, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee.  Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

        A former member of our Board of Directors, Ruben J. King-Shaw, Jr., was a related person in 2009 under our policy.  In September 2008, Mr. King-Shaw became the Chief Executive Officer of All-Med Services of Florida, Inc., a company with which two of our subsidiaries have contracted for the provision of durable medical equipment to members of the Company’s Florida health plans.  These agreements have been in place since 2002.  Under these agreements, our subsidiaries paid All-Med an aggregate amount of approximately $6.9 million in 2009.  Because these agreements continued after Mr. King-Shaw became the Chief Executive Officer of All-Med, the Nominating Committee reviewed the agreements under our policy and ratified them after determining they were on terms comparable to those that could be obtained in an arm’s length transaction and were fair to us.  Mr. King-Shaw’s compensation as Chief Executive Officer of All-Med was not conditioned on these agreements or otherwise directly related to them.  Mr. King-Shaw resigned as a director effective December 31, 2009.

Certain Legal Proceedings

        As previously disclosed, in connection with government investigations of the Company, five putative stockholder derivative actions were filed between October and November 2007.  Four of these actions are asserted against directors Kevin F. Hickey, Alif A. Hourani, Christian P. Michalik and Neal Moszkowski, our current directors who were directors prior to 2007, former directors Regina E. Herzlinger and Ruben J. King-Shaw, Jr. and former director and officer Todd Farha. These actions also name us as a nominal defendant.  The fifth action asserts claims against directors D. Robert Graham, Kevin F. Hickey, Alif A. Hourani, Christian P. Michalik and Neal Moszkowski, our current directors who were directors at the time the action was filed, former directors Regina E. Herzlinger and Ruben J. King-Shaw, Jr., former director and officer Todd Farha, and former officers Paul Behrens and Thaddeus Bereday.  All five of these actions contend, among other things, that the defendants allegedly allowed or caused us to misrepresent our reported financial results, in amounts unspecified in the pleadings, and seek damages and equitable relief for, among other things, the defendants’ supposed breach of fiduciary duty, waste and unjust enrichment.  In April 2009, upon the recommendation of the Nominating Committee, the Board formed a Special Litigation Committee, comprised of a newly-appointed independent director, to investigate the facts and circumstances underlying the claims asserted in the derivative cases and to take such action with respect to these claims as the Special Litigation Committee determines to be in our best interests.  In November 2009, the Special Litigation Committee filed a report with the United States District Court for the Middle District of Florida determining, among other things, that we should pursue an action against three of our former officers.  In December 2009, the Special Litigation Committee filed a motion to dismiss the claims against the director defendants and to realign us as a plaintiff for purposes of pursuing claims against former officers Messrs. Farha, Behrens and Bereday.

Three of the putative stockholder derivative actions have been consolidated in federal court.  In March 2010, a Stipulation of Partial Settlement (“Stipulation I”) was filed in the United States District Court for the Middle District of Florida (the “Federal Court”).  Under the terms of Stipulation I, the plaintiffs in the federal action have agreed that the Special Litigation Committee’s motion to dismiss the director defendants and to realign us as a plaintiff should be granted in its entirety.  The plaintiffs in these actions also have agreed to dismiss their claims against Messrs. Farha, Behrens and Bereday.  Under the terms of Stipulation I, we have agreed to pay or cause to be paid to plaintiffs’ counsel in the federal action attorneys’ fees of approximately $1.7 million.  While filed with the Federal Court, Stipulation I still must be approved by the Federal Court.  In April 2010, a second Stipulation of Partial Settlement (“Stipulation II”) was filed in the Circuit Court for Hillsborough County, Florida (the “State Court”).  Under the terms of Stipulation II, the plaintiffs in the state action have agreed that the Special Litigation Committee’s motion to dismiss the director defendants and to realign us as a plaintiff should be granted in its entirety.  The plaintiffs in this action also have agreed to dismiss their claims against Messrs. Farha, Behrens and Bereday.  Under the terms of Stipulation II, we have agreed to pay or cause to be paid to plaintiffs’ counsel in the state action attorneys’ fees of approximately $560,000.  While filed with the State Court, Stipulation II still must be approved by the State Court.  At this time, therefore, we cannot predict the probable outcome of these matters.

        For more detailed information regarding these derivative actions, please see “Legal Proceedings” in our annual report on Form 10-K for the year ended December 31, 2009.  For more information related to the Special Litigation Committee, please see “Board Committees” above.

Executive Officers

The names and ages of the Company’s executive officers, and their positions, terms of office and business experience are listed below. All information is as of April 13, 2010.  Officers serve at the discretion of the Board of Directors.

Name	Age	Title	Employed Since

Charles G. Berg	52	Executive Chairman	2008
Alec Cunningham	43	Chief Executive Officer	2005
Thomas L. Tran	53	Senior Vice President and Chief Financial Officer	2008
Christina C. Cooper	39	President, Florida and Hawaii Division	2006
Michael L. Cotton	48	President, South Division	2005
Daniel M. Parietti	46	President, North Division	2002
Rex M. Adams	48	Chief Operating Officer	2008
Walter W. Cooper	46	Senior Vice President, Chief Marketing Officer and President, Specialty Business Unit	2006
Scott D. Law	46	Senior Vice President, Health Care Delivery	2009
Timothy S. Susanin	46	Senior Vice President, General Counsel and Secretary	2008
Blair W. Todt	42	Senior Vice President and Chief Compliance Officer	2010

•
Charles G. Berg has served as our Executive Chairman and as a director since January 2008. Prior to joining WellCare, Mr. Berg was Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm, from January 2007 to April 2009.  From April 2005 to September 2006, Mr. Berg served as Executive of UnitedHealth Group, a diversified health company, and as Chief Executive Officer of the Northeast Region, from July 2004 to April 2005.  Mr. Berg currently serves as a director of DaVita, Inc., a provider of dialysis services.  Mr. Berg received his undergraduate degree from Macalester College and a Juris Doctorate from the Georgetown University Law Center.

•
Alec Cunningham joined the Company in January 2005.  Since December 2009, Mr. Cunningham has served as our Chief Executive Officer.  Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development from January 2005 to February 2008, Senior Vice President of Government Relations and New Markets from February 2008 to March 2009, and, most recently, President, Florida and Hawaii Division, from March 2009 to December 2009.  Mr. Cunningham received his undergraduate degree from Oklahoma State University and his Master in Business Administration from the University of Southern California.

•
Thomas L. Tran has served as our Senior Vice President and Chief Financial Officer since July 2008.  Prior to joining WellCare, Mr. Tran was the President, Chief Operating Officer and Chief Financial Officer of CareGuide, Inc., a health management company, from June 2007 to June 2008.  From July 2005 to June 2007, Mr. Tran was Senior Vice President and Chief Financial Officer of Uniprise, one of the principal operating businesses of UnitedHealth Group that manages health care benefits programs for employers.  From December 1998 to July 2005, Mr. Tran served as Chief Financial Officer of ConnectiCare, Inc., an HMO based in Connecticut.  Mr. Tran holds a degree in accounting from Seton Hall University and a Master of Business Administration in Finance from New York University.

•
Christina C. Cooper joined us in September 2006 and was appointed President, Florida and Hawaii Division in February 2010.  Ms. Cooper joined WellCare as Vice President, Finance Operations and was promoted to Region Vice President, Finance in August 2008.  In August 2009, Ms. Cooper was promoted to Chief Operating Officer of the Florida and Hawaii Division. Prior to joining WellCare, Ms. Cooper held several leadership positions at PacifiCare Health Systems from 1999 to 2006, including Regional Vice President, Finance.  Ms. Cooper received her Bachelor of Arts and Master of Public Administration degrees from the University of Arizona.

•
Michael L. Cotton joined us in December 2005 and holds the position of President, South Division. Prior to joining the Company, Mr. Cotton was World Wide Partner and Managing Director for Mercer Human Resource Consulting from October 2001 to December 2005.  Mr. Cotton attended Ohio State University and received his undergraduate degree from Franklin University and a Master in Business Administration from Cleveland State University.

•
Daniel M. Parietti joined us in September 2002 and has served as President, North Division, since May 2009.  He was previously WellCare’s President, Northeast Region, from February 2008 to May 2009; President, New York, from April 2006 to February 2008, Chief Operating Officer, New York Division from April 2004 to April 2006, and Vice President, New York Division from September 2002 to April 2004.  Mr. Parietti received his undergraduate degree from the United States Military Academy at West Point, and a Master in Business Administration from George Mason University.

•
Rex M. Adams has served as our Chief Operating Officer since joining the Company in September 2008.  Prior to joining WellCare, Mr. Adams was the President and Chief Executive Officer of AT&T Incorporated’s East Region, from January 2007 to March 2008.  For the period prior to AT&T’s acquisition of BellSouth, Mr. Adams held officer positions with BellSouth Corporation from July 2001 until December 2006 including President of BellSouth Wholesale Services from December 2004 to January 2006, and President of BellSouth Long Distance Services from July 2001 to November 2004.  Mr. Adams holds a Bachelor of Science from the United States Military Academy at West Point and a Master of Business Administration from the Harvard Business School.

•
Walter W. Cooper joined WellCare in October 2006 as the Senior Vice President of Strategic Initiatives.  In March 2008, Mr. Cooper was appointed as our Senior Vice President, Marketing & Sales and in March 2010, he became Senior Vice President, Chief Marketing Officer and President, Specialty Business Unit.  Prior to joining WellCare, Mr. Cooper served in senior-level positions with UnitedHealth Group from November 2004 to October 2006, including positions as Senior Vice President of Group Retiree Solutions and Vice President of Marketing and Product for Specialized Care Services. He received both his Mechanical Engineering Bachelor of Science and his Master of Business Administration from Gannon University.

•
Scott D. Law has served as our Senior Vice President, Health Care Delivery, since he joined the Company in October 2009. From August 2004 to October 2009, Mr. Law was with Health Net, Inc., a managed health care company, most recently as its National Healthcare Delivery Officer.  Mr. Law holds a Bachelor of Science, Business Management from the University of South Florida and a Master of Business Administration with a concentration in Health Services Management from the Florida Institute of Technology.  Mr. Law is a graduate of the Executive Development Program at the Haas School of Business at the University of California, Berkeley.

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Timothy S. Susanin joined WellCare in November 2008 as our Vice President and Chief Counsel - Dispute Management.  Since June 2009, Mr. Susanin has been our Senior Vice President, General Counsel and Secretary.  Prior to joining WellCare, Mr. Susanin was with Gibbons P.C., a law firm, from 2001 to October 2008, first as counsel and then as partner.  Mr. Susanin received his undergraduate degree from Franklin & Marshall College and his Juris Doctorate from the Villanova University School of Law.

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Blair W. Todt joined WellCare in April 2010 as its Senior Vice President and Chief Compliance Officer.  Prior to joining WellCare, Mr. Todt was Senior Vice President, General Counsel and Secretary for health care provider MedCath Corporation from February 2007 to March 2010.  From May 2005 to February 2007, Mr. Todt served as Deputy General Counsel, Compliance and Litigation at BearingPoint, Inc. (formerly KPMG Consulting Inc.).  Mr. Todt received his undergraduate degree from The George Washington University and his Juris Doctorate from Brooklyn Law School.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses our historical compensation philosophy and program for fiscal year 2009 as it pertained to our named executive officers, and also addresses compensation decisions that were made in early 2010 that relate to 2009 performance and, in some cases, 2010 and beyond.

The following individuals constituted our “named executive officers” for 2009:

•	Alec Cunningham and Heath G. Schiesser, two individuals who served as our principal executive officer during 2009;
•	Thomas L. Tran, the individual who served as our principal financial officer during 2009; and
•	Charles G. Berg, Rex M. Adams and Scott D. Law, our three other most highly compensated executive officers who were serving as executive officers at the end of 2009.

Alec Cunningham

        Mr. Cunningham was appointed Chief Executive Officer on December 28, 2009 to succeed Mr. Schiesser.  Prior to being appointed Chief Executive Officer, Mr. Cunningham served as President, Florida and Hawaii Division.  Due to the timing of his appointment as Chief Executive Officer, the compensation paid to Mr. Cunningham during 2009 is reflective of his role as President, Florida and Hawaii Division, and not as the Chief Executive Officer.  Consequently, compensation for 2009 for Mr. Cunningham was largely based on the salary and incentive targets established for him in prior years.  For information related to Mr. Cunningham’s employment terms, see “Employment Agreements with Named Executive Officers” below.

Heath G. Schiesser

        In June 2009, Mr. Schiesser informed the Board of Directors that he intended to resign from his officer and director positions.  We believed it was important to retain Mr. Schiesser during our search for his successor and approached him to negotiate terms for a transition period.  In September 2009, the Company and Mr. Schiesser entered into a transition and separation agreement relating to the termination of Mr. Schiesser’s employment and to provide for the transition period.  Final terms were reached after arm’s-length negotiations between us and Mr. Schiesser, and were based on what he would have been entitled to under his employment agreement if his employment would have been terminated by us without cause.  Specifically, we agreed to continue to pay Mr. Schiesser’s base salary through the transition period, and if Mr. Schiesser fulfilled his obligations under the terms of the transition and separation agreement (which he did), upon separation of employment pay him an amount equal to the sum of his annual salary and target bonus and accelerate vesting on his outstanding equity awards to the same extent that such awards would have vested over the 12 month period following his separation of employment.  In addition, we agreed to pay Mr. Schiesser a bonus of $800,000 for 2009.  The Compensation Committee determined that these terms were appropriate and reasonable in light of Mr. Schiesser’s role as our President and Chief Executive Officer and our necessity to provide for an orderly transition of a successor.  Consequently, compensation for 2009 for Mr. Schiesser was largely dictated by the terms of his transition and separation agreement.  For information related to Mr. Schiesser’s transition and separation agreement, see “Employment Agreements with Named Executive Officers” below.

Thomas L. Tran

        Mr. Tran was appointed Senior Vice President and Chief Financial Officer in July 2008, and negotiated his employment agreement in connection with his appointment, which included, among other things, base salary in the amount of $475,000, an annual short-term incentive award target of 100% of base salary and an annual long-term incentive award target of 150% of base salary, with a minimum guaranteed long-term incentive award paid in 2009 at target, pro rated for the portion of the calendar year he was employed during 2008 (which calculated to a guaranteed long-term incentive award paid in 2009 of $319,059).  The Compensation Committee determined that the terms of Mr. Tran’s employment agreement were reasonable and necessary to recruit Mr. Tran in a relatively short time frame, and bring the experience we needed in light of the challenges we were facing at the time he was recruited.  Consequently, compensation for 2009 for Mr. Tran was largely based on the guarantees and incentive targets established in Mr. Tran’s employment agreement.  For information related to Mr. Tran’s employment agreement, see “Employment Agreements with Named Executive Officers” below.

Charles G. Berg

        Mr. Berg was appointed Executive Chairman in January 2008, serving pursuant to a letter agreement with a two year term that was scheduled to expire in January 2010.  Under Mr. Berg’s leadership, we achieved a number of important milestones.  Among others, we became current in our filings with the SEC, successfully managed our liquidity position, resolved certain criminal and regulatory enforcement investigations, implemented various measures to enhance our reporting of operational and financial results, and have undertaken to respond to changing business conditions and strengthen our position in government-sponsored health care programs.  Notwithstanding this significant progress, many sector and Company-specific challenges remained to be addressed as the end of the term of his letter agreement was approaching.  They included various compliance and operational issues, most notably the intermediate sanctions imposed in February 2009 by the Centers for Medicare & Medicaid Services (“CMS”), pending securities class and stockholder derivative actions, and the search for Mr. Schiesser’s replacement.  Under such circumstances, we believed it was important to extend Mr. Berg’s term as our Executive Chairman.

        In August 2009, after arm’s-length negotiations, the Company and Mr. Berg entered into an amended and restated letter agreement that extended the term of his employment to December 31, 2010.  The Compensation Committee determined that the terms of Mr. Berg’s amended and restated letter agreement were reasonable in light of Mr. Berg’s position, experience, leadership and importance to our future.  In making this determination, the Compensation Committee considered Mr. Berg’s compensation under his original letter agreement, which included, among other things, awards of 200,000 restricted shares and  an option to purchase 300,000 shares.  As each award vested over a two-year term, the Compensation Committee viewed these terms as comparable to 100,000 restricted shares and an option to purchase 150,000 shares per year.  Mr. Berg’s option had been issued, and the exercise price established, prior to the full impact of the government investigations on our business being realized.  As Mr. Berg was in the primary leadership role for resolving these issues, the Compensation Committee determined that it was in the best interests of our stockholders to “reprice” Mr. Berg’s outstanding option and reset the vesting schedule (which was vested as to 75% of the option at the time of the repricing) rather than issue him a new option award.  By doing this, the Compensation Committee was able to address “overhang” concerns and improve the retention and incentive benefits of Mr. Berg’s previously issued option award at a significantly lower cost than issuing Mr. Berg a new option award.  Mr. Berg was also granted a new award of 125,000 restricted shares.  The Compensation Committee determined that the combination of 125,000 additional restricted shares and the repriced option to extend Mr. Berg’s term as our Executive Chairman for approximately one additional year was comparable to approximately half of what had been awarded to him for his initial two-year term.  The negotiated terms also included an increase in base salary from $500,000 to $750,000, and a bonus of $750,000 for 2009.  The salary increase and bonus were each determined by the Compensation Committee to be appropriate and reasonable in light of the accomplishments discussed above and after reviewing market data provided by Towers Watson for positions similar to Mr. Berg’s.  Consequently, compensation for 2009 for Mr. Berg was largely dictated by the terms of his amended and restated letter agreement.  For information related to Mr. Berg’s amended and restated letter agreement, see “Employment Agreements with Named Executive Officers” below.

Rex M. Adams

        Mr. Adams was appointed Chief Operating Officer in September 2008, and negotiated his employment agreement in connection with his appointment, which included, among other things, base salary and short-term and long-term incentive award targets.  Consequently, compensation for 2009 for Mr. Adams was largely based on the incentive targets established in Mr. Adams’ employment agreement.  For information related to Mr. Adams’ employment agreements, see “Employment Agreements with Named Executive Officers” below.

Scott D. Law

        Mr. Law was appointed Senior Vice President, Health Care Delivery in October 2009, and negotiated his employment agreement in connection with his appointment.  Consequently, compensation for 2009 for Mr. Law was largely dictated by the terms of his employment agreement, which included, among other things, a base salary of $400,000, an initial equity award of 70,000 restricted stock units, a sign-on bonus of $100,000 and a minimum guaranteed bonus for 2009 of $252,000.  The base salary was based on the market data median for a chief medical officer.  The sign-on bonus was designed to partially offset a lower base salary than what Mr. Law earned at his prior employer and as an enticement to accept our employment offer.  The guaranteed bonus was designed to compensate Mr. Law for forgoing the bonus he was expected to earn in 2009 from his prior employer and was based on the average annual bonus Mr. Law earned during the prior three years at his prior employer.  The restricted stock unit award was designed to replace awards that Mr. Law was scheduled to earn at his prior employer and to entice Mr. Law to accept our employment offer.  The Compensation Committee determined each component of Mr. Law’s compensation to be reasonable and necessary to recruit Mr. Law.  For information related to Mr. Law’s employment agreement, see “Employment Agreements with Named Executive Officers” below.

Our Compensation Philosophy and Risk Considerations

The compensation awards for our executives are designed with the goal of setting total compensation at levels that reflect both personal and organizational performance and are aligned with the interests of our stockholders.  Each executive’s total compensation opportunity is determined in consideration of the executive’s experience, level and scope of responsibility within the Company and individual performance and contribution.  Our compensation philosophy and practices are evaluated each year during the annual review process and revised as necessary to reflect our then-current environment and initiatives.

As part of designing our compensation programs to be more consistent with mature organizations, Towers Watson was engaged to review our compensation programs in 2008.  As a result of this study, we:

•	established a base pay philosophy at the 50th percentile determined by reference to our market survey data;
•	established an “at risk” (variable pay) range of 50th – 75th percentile determined by reference to our market survey data; and
•	established a more structured approach for managing variable pay targets for cash and equity awards.

The components of our market survey data are discussed in “Benchmarking” below.

In 2009, our executives were compensated in line with our compensation philosophy of aligning overall compensation with performance.  The key objectives that drove our compensation were:

•	Performance driven compensation with meaningful variance based on individual and Company performance;
•	Median “fixed” and above median “variable” compensation using market-based salaries and cash and equity bonuses based on performance; and
•	A focus on long-term equity incentives to align management’s interests with stockholders.

The goal of this philosophy is to tie a significant amount of the executives’ compensation to the Company’s performance. This approach is designed to drive individual performance and contribution which, in turn, is intended to drive corporate performance.

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with our compensation programs and designs programs with features that are designed to mitigate risk without diminishing the incentive nature of the compensation.  We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount.

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Incentive awards use multiple performance goals that encourage executives to focus on quality, compliance and service excellence equally with financial measures, thus diversifying the risk associated with any single goal.

•	All incentive opportunities are limited to a maximum by formula (as described in “Incentive Awards” below).

•	Independent members of our Board approve incentive awards in their discretion after review of Company and individual performance.

•	The majority of incentive award value is delivered in the form of equity awards that vest over multiple years, which aligns the interests of our associates to long-term stockholder interests.

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Because stock options may provide an asymmetrical incentive to take unnecessary risk to increase our stock price, the use of options is limited and represents only a small percentage of the overall mix of incentive awards when used.

Management and the Compensation Committee evaluate regularly the risks involved with all compensation programs globally and do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Program Process and Components

In connection with our annual associate review and evaluation process, incentive compensation decisions for our executive officers, including the named executive officers, are generally made in March and are largely based on prior fiscal year Company and individual performance.  For example, in March of a given year, the following decisions are typically made by the Compensation Committee for our executive officers:

•	base salary adjustments;
•	annual cash bonus awards related to prior fiscal year performance based on target opportunities established in the prior fiscal year;
•	long-term incentive awards based on target opportunities established in the prior fiscal year;
•	annual cash bonus target opportunity adjustments; and
•	long-term incentive target opportunity adjustments.

Annual cash bonuses and long-term incentive awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and are based on target opportunities that are increased or decreased for overall Company performance and individual performance, each as determined by the Compensation Committee in its discretion.

During fiscal year 2009, our executive compensation program consisted of the following six elements:

•	base salary;
•	an annual cash bonus;
•	long-term incentive awards in the form of cash and restricted stock or restricted stock units;
•	retention-related incentive awards in the form of restricted stock units;
•	an option exchange program; and
•	certain perquisites.

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation.  Base salaries for executive officers are determined by the Compensation Committee, after considering the market data (as described in “Benchmarking” below), the scope and complexities of an individual’s role, internal equity (in this context, meaning striving to ensure that our executives with similar responsibilities, experience and historical performance are rewarded comparably) and individual performance.  The Compensation Committee is mindful of setting the appropriate level of base salary in order to ensure that total direct compensation is both competitive and reasonable.

In general, the Compensation Committee considers three factors when determining whether to approve a change to an executive officer’s base pay: annual merit increases, promotions or changes in role, and market adjustments.

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Annual merit increases.  The Compensation Committee begins to review potential merit increases in February and merit increases, if any, are usually effective in late-February or early March.  Annual merit increases are not guaranteed and any adjustments take into account the individual’s performance, responsibilities and experience.  When making these determinations, the Compensation Committee evaluates the performance of the Executive Chairman and the Chief Executive Officer, and in the case of other executive officers, the Compensation Committee relies to a large extent on the Executive Chairman’s or Chief Executive Officer’s evaluation of the performance of executive officers who report directly to them.  Mr. Cunningham’s fiscal year 2009 salary adjustments discussed below were based on Mr. Schiesser’s evaluation of Mr. Cunningham’s performance.

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Promotions or expansion of responsibilities.  The Compensation Committee may determine to increase an executive’s base salary to recognize an increase in responsibilities resulting from a change in an executive’s role or a promotion to a new position.  The Compensation Committee considers new responsibilities, market survey data and internal pay equity in addition to past performance and experience when approving any such salary increases.

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Market adjustments.  Market adjustments may be awarded to an executive when, in the judgment of the Compensation Committee and as supported by the Executive Chairman’s or Chief Executive Officer’s evaluation of their respective direct reports, a significant gap exists between the median of market survey data and the individual’s base salary.  In general, market adjustments are determined as part of the annual merit review process.

Fiscal Year 2009 Salaries

•	None of the named executive officers received a merit increase in 2009 due to Company-wide cost-cutting initiatives during 2009.

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In March 2009, the Compensation Committee determined to approve a base salary increase for Mr. Cunningham of $30,000, from $300,000 to $330,000.  This increase was in connection with a market adjustment to align Mr. Cunningham’s base salary with the median of the market survey data.  Subsequently in May 2009, Mr. Cunningham’s base salary was increased an additional $30,000 to $360,000.  This additional increase was due to Mr. Cunningham’s increased role of overseeing our Hawaii operations.

•	No changes were made to Mr. Schiesser’s base salary for 2009.

•	No changes were made to Mr. Tran’s base salary for 2009.

•	As discussed in the “Overview” section above, in August 2009, Mr. Berg’s base salary was increased from $500,000 to $750,000 in connection with extending his term as Executive Chairman.

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In September 2009, the Compensation Committee determined to approve a base salary increase (retroactive to August 2009) for Mr. Adams of $50,000, from $425,000 to $475,000.  This increase was in connection with a market adjustment to align Mr. Adams’ base salary with the median of the market survey data.

•	As discussed in the “Overview” section above, Mr. Law’s base salary was set at $400,000 in connection with being recruited to serve as Senior Vice President, Health Care Delivery in October 2009.

Fiscal Year 2010 Salaries

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In March 2010, as a result of the appointment of Mr. Cunningham to Chief Executive Officer, the Compensation Committee increased Mr. Cunningham’s base salary to $650,000, retroactive to December 28, 2009.  The Compensation Committee determined Mr. Cunningham’s salary after reviewing market survey data provided by Towers Watson.  Mr. Cunningham’s salary was set below the median of salaries included in the market survey data provided by Towers Watson after giving consideration to his experience, but recognizing his salary would be increased in future years subject to his and the Company’s performance.

•	None of the other named executive officers received a base salary adjustment in connection with the annual merit review and evaluation process in March 2010.

Incentive Awards

As a component of total compensation, the Compensation Committee may choose to pay performance-based incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results.  Incentive awards consist of an annual cash bonus award, incentive cash awards that vest over multiple years, restricted stock, restricted stock units, stock options and/or performance stock units.  Incentive awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and are generally based on pre-established targets that are increased or decreased depending on overall Company performance (the “company performance modifier”) and individual performance (the “individual performance modifier”), each as determined by the Compensation Committee.

In determining the company performance modifier for a fiscal year, the Compensation Committee uses its judgment in considering a number of quantitative and qualitative factors it considers relevant for that fiscal year.  In a favorable or unfavorable year as determined by the Compensation Committee, the company performance modifier could be above or below 100% respectively.  The individual performance modifier is based on an executive’s annual performance review and ranges from 0% to 150%, with higher performing executives receiving higher performance modifiers.  When making individual performance determinations, the Compensation Committee evaluates the performance of the Executive Chairman and the Chief Executive Officer, and in the case of other executive officers, the Compensation Committee relies to a large extent on the Executive Chairman’s or Chief Executive Officer’s evaluation of the performance of executive officers who report directly to them.

Once the performance modifiers are determined by the Compensation Committee in its discretion, the bonus payouts are calculated as follows:

Pre-Established Bonus Target	x	Company Performance Modifier	x	Individual Performance Modifier	=	Incentive Payout

In the past, we did not pre-establish specific performance goals with respect to our performance-based compensation.  Our executive compensation program, including decisions relating to performance-based compensation, have been based on the Compensation Committee’s discretionary review of overall Company and individual executive officer performance, each as determined by the Compensation Committee as described above.

However, beginning in 2010, short-term and long-term incentive programs will have predefined performance goals which are communicated to participants following the determination of such goals.  The performance goals for 2010 short-term incentive awards consist of adjusted earnings per share, compliance with Medicare and Medicaid regulatory audits, quality action plan milestones, Medicare and Medicaid claims turnaround time, claims financial accuracy, Medicare and Medicaid grievance turnaround time, complaint tracking module (“CTM”) turnaround, CTM volume as a percentage of membership and individual performance.  The Compensation Committee also established long-term incentive award performance goals for a three-year period ending December 31, 2012 consisting of return on equity, operating margin, Medicare STARS reports, Medicaid Healthcare Effectiveness Data and Information Set (HEDIS®) results and accreditation achievement measures.  The performance goals are designed to align rewards with Company performance, with a significant focus on quality and compliance.  Achievement of the goals will be determined in the sole discretion of the Compensation Committee as measured against financial goals and standards required by our Medicare and Medicaid contracts.  Although payouts will be heavily guided by reference to the pre-established goals, in making a determination as to whether or not awards will be paid, and the amounts of award payments, if any, the Compensation Committee will retain discretion to take into consideration factors such as unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee.

Annual Cash Bonus Awards

As discussed above, annual cash bonus awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and generally based on pre-established targets that are increased or decreased based on the company and individual performance modifiers.  The 2009 performance modifiers were used to determine 2009 short-term incentive awards for Messrs. Cunningham, Tran and Adams, which are discussed below.  As discussed in the “Overview” section above, Messrs. Schiesser, Berg and Law negotiated bonus awards for 2009 which were not subject to being increased or decreased for Company and individual performance.

For 2009, the Compensation Committee determined the company performance modifier to be 95%, which was applied to all bonus-eligible associates across the Company equally, after considering certain operating and other achievements during the year, including the successful expansion into the Hawaii market, significant process and infrastructure improvements, the resolution of certain criminal and regulatory enforcement investigations, becoming current in our filings with the SEC and implementing effective correction action plans resulting in the removal of intermediate sanctions imposed by CMS.

Individual performance modifiers for Messrs. Cunningham, Tran and Adams were approved by the Compensation Committee after receiving recommendations from Mr. Schiesser.  For fiscal year 2009 performance, the Compensation Committee approved Mr. Cunningham’s individual performance modifier at 150%, Mr. Tran’s individual performance modifier at 100% and Mr. Adams’ individual performance modifier at 117.5%.  Mr. Cunningham’s individual performance modifier was based on exceeding financial goals for the Florida market, successfully leading premium rate negotiations in our Hawaii market, rebuilding senior leadership across our Florida business operations and continued success in building strong relationships with our government partners.  Mr. Tran’s individual performance modifier was based on his success in leading the effort to complete the restatement of our financial statements, becoming current with our filings with the SEC and managing our liquidity position.  Mr. Adams’ individual performance modifier was based on his performance in maintaining stability of our infrastructure while eliminating a layer of executive leadership, successfully leading a cross-functional effort to resolve operations deficiencies indentified in connection with the intermediate sanctions imposed in February 2009 by CMS and his efforts to resolve challenges the Company is facing with regard to encounter data reporting.

Applying the 2009 company performance modifier and each executive’s 2009 individual performance modifier to each executive’s short-term incentive award target resulted in a short-term incentive bonus award of $307,800 to Mr. Cunningham, $451,250 to Mr. Tran and $530,219 to Mr. Adams.

        As discussed in the “Overview” section above, for 2009 Mr. Schiesser was awarded a bonus of $800,000, Mr. Berg was awarded a bonus of $750,000 and Mr. Law was awarded a bonus of $252,000, all consistent with the terms of their respective agreements.

Long-Term Incentive Awards

As discussed above, long-term incentive awards are discretionary (except as might otherwise be required by an executive’s employment agreement) and generally based on pre-established targets that are increased or decreased based on the company and individual performance modifiers.  The 2008 performance modifiers were used to determine long-term incentive awards granted in 2009 for Messrs. Cunningham and Adams, which are discussed below.  As discussed in the “Overview” section above, Messrs. Tran, Berg and Law negotiated long-term incentive awards granted in 2009 and were not subject to being increased or decreased for Company and individual performance.  Mr. Schiesser was not granted a long-term incentive award in 2009, but his outstanding equity awards were modified as discussed in the “Overview” section above.

For 2008, the Compensation Committee determined the company performance modifier to be 60%, which was applied to all bonus-eligible associates across the Company equally, after considering the following factors: budgets that were achieved, including revenue, membership and selling, general and administrative expenses (when adjusted to exclude investigation-related expenses); budgets that were not achieved, including earnings; expansion into the Hawaii market; Medicare growth versus our industry’s growth rate; major projects, including the completion of CMS and National Committee for Quality Assurance (NCQA) audits and Medicaid compliance; medical cost improvements in our Ohio market; improving regulatory relationships; and our stock price performance.

Individual performance modifiers for 2008 for Messrs. Cunningham, Tran and Adams were approved by the Compensation Committee after receiving recommendations from Mr. Schiesser.  For fiscal year 2008 performance, the Compensation Committee approved Mr. Cunningham’s individual performance modifier at 150%, Mr. Tran’s individual performance modifier at 110% and Mr. Adams’ individual performance modifier at 110%.  Mr. Cunningham’s individual performance modifier was based on his performance in assuming responsibilities for our Florida division during a particularly challenging rate environment, stabilizing the Florida team while expanding our products into new counties, initiating aggressive medical expense and administrative cost savings efforts and rebuilding our regulatory affairs, government affairs and business development functions.  Mr. Tran’s individual performance modifier was based on the success in managing the audit process and our financial statement filings.  Mr. Adams’ individual performance modifier was based on his efforts in stabilizing our operations and information technology functions during executive transitions and establishing a foundation for a more integrated approach to infrastructure.

Applying the 2008 company performance modifier and each executive’s 2008 individual performance modifier to each executive’s long-term incentive award target, and in the case of Mr. Adams, pro rated for the portion of the calendar year he was employed during 2008, resulted in a long-term incentive award of $378,000 to Mr. Cunningham and $184,945 to Mr. Adams.  As discussed in the “Overview” section above, Mr. Tran was awarded a long-term incentive award in 2009 of $319,059 per the terms of his employment agreement.  For each of these executives, 50% of the award was granted in the form of a long-term cash award and 50% was granted in the form of a restricted stock unit award, each as described in more detail below.

        As discussed in the “Overview” section above, in 2009, Mr. Berg was granted an award of 125,000 shares of restricted stock and his previously issued outstanding stock option was repriced per the terms of his amended and restated letter agreement, and Mr. Law was granted an award of 70,000 restricted stock units per the terms of his employment agreement.  Mr. Schiesser was not granted a long-term incentive award in 2009; however, as discussed in the “Overview” section above, the modification of his outstanding equity awards upon his separation of employment resulted in the accelerated vesting of 76,272 shares of restricted stock and stock options to purchase 135,627 shares.

        2009 Long-Term Cash Bonus Awards

        Due to the limitations on shares available for issuance under our 2004 Equity Plan and the then-current volatile economic conditions as well as restrictions on our ability to grant restricted stock in March 2009 because of our continued delinquent filer status with the SEC, in lieu of awarding an executive long-term incentive compensation related to fiscal year 2008 performance entirely in equity, the Compensation Committee determined to approve a special long-term potential cash incentive representing 50% of an executive’s long-term incentive award opportunity.  All associates eligible to receive a long-term incentive award in March 2009, other than Messrs. Schiesser and Berg, were granted an award under the Company’s 2009 Long-Term Cash Bonus Plan.  Mr. Law was not an associate at the time of the award.

        Awards for Messrs. Cunningham, Tran and Adams were $189,000, $159,530 and $92,473, respectively.  As provided under the 2009 Long-Term Cash Bonus Plan, 50% of each executive’s award will be paid in September 2010 and 50% will be paid in September 2011, subject to continued employment.  The 2009 Long-Term Cash Bonus Plan also provides for acceleration of any unpaid amounts in the event an executive’s employment is terminated without cause within one year following a change in control.

        2009 Restricted Stock Unit Awards

        After becoming current with our SEC filings, in June 2009 the Compensation Committee determined to approve restricted stock unit awards representing the other half of an executive’s long-term incentive award opportunity for 2009.  Mr. Cunningham was granted 9,752 restricted stock units with a grant-date fair value of approximately $189,000, Mr. Tran was granted 8,232 restricted stock units with a grant-date fair value of approximately $159,500 and Mr. Adams was granted 4,772 restricted stock units with a grant-date fair value of approximately $92,500.  These awards were issued under our 2004 Equity Incentive Plan, vest in approximately equal installments on the first through fourth anniversaries of March 13, 2009, subject to continued employment, and vest in full in the event an executive’s employment is terminated by the Company without cause or by the executive for good reason, each within one year following a change in control.  Mr. Law was not an associate at the time of the award, and Messrs. Schiesser and Berg did not receive restricted stock unit awards in June 2009.

2008 Special Performance-Based Long-Term Cash Incentive Award Payout

        Due to securities law restrictions on our ability to grant restricted stock to which we were subject as a result of not being timely in our SEC filings, in March 2008 the Compensation Committee determined to approve a special performance-based long-term cash incentive opportunity (the “2008 Special Performance-Based Long-Term Cash Incentive Award”), payable in September 2009.  All associates eligible to receive a long-term incentive award in March 2008, including Mr. Cunningham, were eligible to participate in this special incentive program.  None of the other named executive officers were employed by the Company, in the case of Messrs. Tran, Berg, Adams or Law, or eligible, in the case of Mr. Schiesser who was in a non-bonus eligible position at the time of the award, for this award.

        The target amounts for each associate, including Mr. Cunningham, were approved by the Compensation Committee based on 50% of each associate’s 2007 targeted long-term incentive award opportunity, as adjusted for individual performance.  The target amounts were subject to increase or decrease by the Board by up to 50% at the conclusion of the period based on the Board’s review of the Company’s performance during the period (that is, March 2008 to September 2009).  Mr. Cunningham’s award target was $315,000.

        In September 2009, the Board of Directors determined to approve a payout at 75% of target (representing a 25% decrease) after considering certain operating and financial metrics achieved during the performance period, including the remediation efforts to address the intermediate sanctions imposed by CMS, the successful expansion into the Hawaii market, substantial improvements in selling, general and administrative expense management and the resolution of certain criminal and regulatory enforcement investigations.  As a result, Mr. Cunningham received a bonus of $236,250 in September 2009.

Retention Equity Awards

        In July 2009, due to continuing uncertainties affecting our business and the significant drop in our stock price, which reduced our executives’ financial ties to our Company and created retention risk for key members of management, the Compensation Committee approved restricted stock unit awards to certain members of management, including an award of 11,241 restricted stock units having a grant-date fair value of approximately $250,000 to Mr. Cunningham and an award of 13,489 restricted stock units having a grant-date fair value of approximately $300,000 to Mr. Adams.  The awards were determined by the Compensation Committee after taking into consideration a number of factors, including individual performance ratings, importance of an associate’s role to the Company and the value of an associate’s then-current equity holdings.  These awards were issued under our 2004 Equity Incentive Plan, vest in approximately equal installments on the first and second anniversaries of July 1, 2009, subject to continued employment, and vest in full in the event an executive’s employment is terminated by the Company without cause or by the executive for good reason, each within one year following a change in control.

The Compensation Committee determined not to grant Mr. Tran an award of restricted stock units principally due to the value of his then-current equity holdings.  Mr. Law was not an associate at the time of the award, Mr. Schiesser had previously notified the Board of his intent to resign, and at the time of the award the Compensation Committee was in negotiations with Mr. Berg to extend the term of his employment.

Option Exchange Program

In August 2009, the Company commenced an offer to exchange certain outstanding options for restricted stock units. The primary purpose of the exchange offer was to improve the retention and incentive benefits of our equity awards.  The Compensation Committee believed the offer would foster retention of our valuable associates and better align the interests of our associates and stockholders to maximize stockholder value.  The Compensation Committee determined that the associates eligible to participate in the exchange offer were not responsible for the circumstances that resulted in the decreased stock price, and were important to correcting issues that would result in the Company re-establishing appropriate performance standards.  Our equity award program is intended to attract, retain and motivate key associates. Options constituted a major component of associates’ total equity award holdings throughout the Company, and thus served as an important retention incentive to the extent market prices were higher than stock option exercise prices. Our stock price declined significantly beginning in the fall of 2007 after the commencement of certain previously disclosed government and Company investigations, and our stock price has not recovered to previous trading prices.  As a result, the retention value of outstanding stock options had been significantly undermined.  As of the end of 2008, substantially all of our outstanding stock options were “underwater,” meaning their exercise prices were higher than the market value of our common stock.  The Compensation Committee believed it was important to motivate and retain the associates who continue to help the Company through what has been a challenging period after the commencement of the investigations.

In addition, the Compensation Committee is striving to significantly reduce “overhang” – the potential dilution to stockholders’ ownership represented by outstanding and unexercised stock options and other stock-based awards.  In the past, we granted many stock options that, due to the significant decline in our stock price, have created a substantial amount of overhang.  The exchange offer reduced overhang by approximately 809,000 shares.

Further, the associates whom we expected to participate in the program are an important resource and are critical to our future results.  Our objective was to provide such associates with restricted stock units with a value, in the aggregate, substantially equivalent to the value of the exchanged underwater options, independently analyzed and determined using the lattice-based binomial model. Additionally, the restricted stock unit awards received in the exchange offer have a new four-year vesting schedule, requiring associates to continue their employment with us in order to realize the benefit from the new awards.  The grant of restricted stock units is also consistent with the Compensation Committee’s consideration of granting fewer stock options because the Compensation Committee believes that an equity compensation program that is overly weighted toward options may provide an incentive for associates to take unnecessary risk aimed at increasing our stock price.  The Compensation Committee also believes that restricted stock units continue to create retention and ownership incentives for associates while underwater options may not.

Named executive officers at the time of the exchange offer were not eligible to participate in the exchange offer.  Messrs. Cunningham and Adams each participated in the exchange offer, as neither of them was a named executive officer at the commencement of the offer.  Mr. Cunningham exchanged stock options to purchase 69,190 shares of the Company’s common stock with exercise prices ranging from $43.45 per share to $85.53 per share for 15,069 restricted stock units.  Mr. Adams exchanged a stock option to purchase 100,000 shares of the Company’s common stock with an exercise price of $41.54 per share for 33,333 restricted stock units.  Messrs. Schiesser, Tran and Berg were not eligible to participate in the exchange offer because each was a named executive officer at the time of the exchange offer, and Mr. Law was not an associate at the commencement of the exchange offer.

Perquisites

Pursuant to the terms of their respective employment agreements, Messrs. Tran, Adams and Law were entitled to monthly allowances of $6,000, $5,000 and $5,000, respectively, to cover temporary housing and automobile expenses in Tampa, Florida.  Mr. Law was also entitled to a payment of $21,000, grossed up to cover related income taxes, to cover the cost of his continuing obligations with respect to his former residence in California.  We also agreed to pay legal fees and expenses incurred by Mr. Schiesser in connection with the negotiation of his transition and separation agreement in the amount of $69,160, and Mr. Berg in connection with the negotiation of his amended and restated letter agreement in the amount of $28,729.

From time to time we charter aircraft for business travel.  Families and invited guests of directors and executives occasionally fly on such aircraft as additional passengers, which is treated as a personal benefit to the director or executive.  In those cases, the aggregate incremental cost to us is a de minimis amount.  For tax reporting purposes, when family members or guests of a director or executive travel on business flights, the value of such personal use, determined using a method based on the Standard Industry Fair Level (“SIFL”) rates as published by the Internal Revenue Service, is imputed as income to such director or executive.  Such imputed income would be included in taxable income for the director or executive and reflected in compensation tables herein to the extent the SIFL rate exceeds the amount reimbursed by the director or executive.  None of our directors or executives were attributed any such income in fiscal year 2009.

        Overall, we view the cost to the Company of these perquisites as a de minimis part of total compensation and we believe they establish goodwill between the Company and our executives and directors.

Retirement and Savings Plan

We provide a savings plan, including a Company matching contribution, to encourage all associates to save additional funds for their retirement.  The Company matching contribution is provided on the same basis to named executive officers as all other participants in the plan.

Equity Award Process

        We maintain an equity award process to ensure that the authorization, timing and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations.  For equity awards issued to existing executive officers and associates, the awards are effective and, in the case of options, the exercise price is set, as of the date of the approval.  For equity awards issued to newly-hired executive officers, the awards are effective and, in the case of options, the exercise price is set, as of the later of the individual’s first date of employment or the date of approval.  For equity awards to new Board members, the awards are effective and, in the case of options, the exercise price is set, as of the first date of service as a Board member.  In July 2006, the Compensation Committee also developed a policy whereby annual equity awards to incumbent Board members will be effective, and in the case of stock options, the exercise price will be set, as of the date of our annual stockholders meeting.  Approval for all equity awards is obtained in advance of or on the date of grant.  The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the next trading day if the NYSE is closed on the date of grant).

        Our equity awards are generally determined and granted in the first quarter of each year following the conclusion by management and the Compensation Committee of their evaluation of the performance of our senior executives as a group and each executive individually.  In addition and from time to time, additional equity awards are granted in connection with new hires or promotions.

Benchmarking

As a reference for determining competitive total compensation packages for our executive officers, we use comparable survey market data provided by Towers Watson from the following published survey sources:

•	Watson Wyatt 2008/09 Survey Report on Top Management Compensation;
•	Watson Wyatt 2008/09 Health Insurance Executive Compensation Survey;
•	Watson Wyatt 2008/09 Survey Report on Insurance Industry Management Compensation;
•	2008 U.S. Mercer Benchmark Database: Executive Survey Report; and
•	2008 Mercer Integrated Health Networks (IHN): U.S. Integrated Health Networks Compensation Survey Suite.

        While the Compensation Committee reviewed and considered the comparable market data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys; however, the data from these surveys was scaled to our size by Towers Watson using either regression analysis based on revenues or corresponding revenue ranges as provided by the various surveys.

        We will be using a peer group of companies as a reference for determining achievement of certain of the performance goals discussed in the “Incentive Awards” section above.  For this purpose, our peer group consists of the following companies:

•	Amerigroup Corp.
•	Centene Corp.
•	HealthNet, Inc.
•	HealthSpring Inc.
•	Humana, Inc.
•	Molina Healthcare, Inc.
•	Universal American Corp.

Our peer group consists of three companies with a Medicaid focus (Centene, Amerigroup and Molina), three companies with a Medicare focus (Humana, HealthSpring and Universal American), and one diversified HMO (HealthNet).  For fiscal year 2009, the revenues of the revised peer group ranged from approximately $2.7 billion to $30.0 billion, with a median of $5.0 billion.  This compared to our fiscal year 2009 revenues of approximately $6.9 billion.

Tax and Accounting Implications

Tax deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits deductibility to any publicly-held corporation of certain compensation for a “covered employee,” consisting of our Chief Executive Officer and the three most highly paid executive officers who are employed on the last day of our fiscal year (other than the Chief Financial Officer), in excess of $1 million per year.  If certain conditions are met, performance-based compensation may be excluded from this limitation.  During 2009, approximately $2,125,000 of compensation paid to Mr. Berg was non-deductible under Section 162(m).  In addition, approximately $597,000 of non-deductible compensation in the aggregate was paid to two individuals who were named executive officers as of December 31, 2009, but are no longer named executive officers.

Accounting for stock-based compensation

We account for stock-based payments, including stock options, performance shares, restricted stock awards and restricted stock unit awards, in accordance with FASB ASC Topic 718.  The Compensation Committee takes into consideration the accounting treatment under FASB ASC Topic 718 of alternative award proposals when determining the form and amount of equity compensation awards.  Because our determinations regarding equity awards are generally based on a dollar value, FASB ASC Topic 718 has impacted the size and terms of our equity awards.

Compensation Committee Report

        The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
The 2009 Compensation Committee

David J. Gallitano, Chairperson
Alif A. Hourani
Neal Moszkowski

Compensation Consultant

         In accordance with the Compensation Committee’s charter, the Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation, and the sole authority to approve the compensation consultant’s fees.  The Compensation Committee has retained Towers Watson as its independent compensation consultant since February 2005. Towers Watson’s role is to ensure that the Compensation Committee has objective information needed to make informed compensation decisions in the best interests of stockholders.  As the Compensation Committee’s independent compensation consultant, Towers Watson advises on compensation trends and practices in public companies and provides assistance to the Compensation Committee in evaluating our director and executive compensation programs. A representative of Towers Watson generally attends meetings of the Compensation Committee, is available to participate in executive sessions when invited and communicates directly with the Compensation Committee Chairperson or its members outside of meetings.  We paid Towers Watson $353,370 in 2009 for services provided to the Compensation Committee. The Compensation Committee’s charter provides that any engagement of an independent compensation consultant to provide other services to the Company requires the Compensation Committee’s pre-approval.  In 2009, Towers Watson did not provide any additional services to the Company.

Summary Compensation Table

       The following table and footnotes summarize, in accordance with the reporting requirements of the SEC, compensation of the following executive officers for 2008 and 2009 (collectively, the “named executive officers”): Alec Cunningham and Heath G. Schiesser, the two individuals who served as our principal executive officer during 2009; Thomas L. Tran, the individual who served as our principal financial officer during 2009; and Charles G. Berg, Rex M. Adams and Scott D. Law, our three other most highly compensated executive officers who were serving as executive officers at the end of 2009.

Name and Principal Position	Year	Salary(7) ($)	Bonus(8) ($)	Stock Awards(9) ($)	Option Awards(9) ($)	Non-Equity Incentive Plan Compensation(10) ($)	All Other Compensation(11) ($)	Total ($)

Alec Cunningham Chief Executive Officer(1)	2009	341,538	507,800	839,076	—	236,250	1,212	1,925,876

Heath G. Schiesser President and Chief Executive Officer(2)	2009	400,000	—	—	—	—	2,100,958	2,500,958
	2008	365,292	—	9,599,450	10,780,000	—	2,722,849	23,467,591

Thomas L. Tran Senior Vice President and Chief Financial Officer(3)	2009	475,000	451,250	159,536	—	—	74,552	1,160,338
	2008	200,962	287,706	1,461,500	1,242,320	—	41,309	3,233,797

Charles G. Berg Executive Chairman(4)	2009	591,346	750,000	2,985,000	719,825	—	28,729	5,074,900
	2008	453,846	—	8,624,000	5,541,750	—	118,162	14,737,758

Rex M. Adams Senior Vice President and Chief Operating Officer(5)	2009	442,308	530,219	1,277,467	—	—	62,262	2,312,256

Scott D. Law Senior Vice President, Health Care Delivery(6)	2009	58,462	352,000	1,744,400	—	—	41,651	2,196,513

(1)
Mr. Cunningham began his service as principal executive officer on December 28, 2009.  Compensation for Mr. Cunningham is provided only for 2009 because he was not a named executive officer prior to 2009.

(2)	Mr. Schiesser’s service as principal executive officer terminated on December 28, 2009.
(3)	Mr. Tran began his service as principal financial officer on July 21, 2008. Mr. Tran was not employed by the Company prior to July 21, 2008.
(4)	Mr. Berg began his service as an executive officer on January 25, 2008. Mr. Berg was not employed by the Company prior to January 25, 2008.
(5)	Compensation for Mr. Adams is provided only for 2009 because he was not a named executive officer prior to 2009.
(6)	Mr. Law began his service as an executive officer on October 28, 2009. Mr. Law was not employed by the Company prior to October 28, 2009.
(7)	Represents total salary earned by these named executive officers and includes amounts contributed by the named executive officers to our 401(k) savings plan for each respective fiscal year.
(8)
Represents discretionary bonuses earned by the named executive officers during each respective fiscal year.  Mr. Cunningham’s bonus for 2009 includes a special promotion bonus of $200,000 awarded in connection with his appointment as Chief Executive Officer.  Mr. Berg’s bonus for 2009 consists of a minimum guaranteed bonus for 2009 pursuant to his amended and restated letter agreement.  Mr. Law’s bonus for 2009 consists of a signing bonus in the amount of $100,000 and a minimum guaranteed bonus for 2009 in the amount of $252,000 pursuant to his employment agreement.    See “Employment Agreements with Named Executive Officers” below.

(9)
The amounts included in the “Stock Awards” and “Option Awards” columns represent the full grant date fair value of restricted stock and restricted stock units, and options, respectively, granted to our named executive officers in fiscal years 2008 and 2009 calculated in accordance with FASB ASC Topic 718.  With respect to Mr. Berg’s 2009 option award, the “Option Awards” column shows the incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2009 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2009.

(10)	Represents bonus earned by Mr. Cunningham in 2009 under the 2008 Special Performance-Based Long-Term Cash Incentive Award.
(11)	The following table shows the components of the “All Other Compensation” for fiscal year 2009:

Name	Separation Payments(a) ($)	Housing & Automobile Allowance(b) ($)	Relocation(c) ($)	401(k) Match ($)	Legal Fees & Expenses(d) ($)	Tax Gross-Ups(e) ($)	Total All Other Compensation ($)

Alec Cunningham	—	—	—	1,212	—	—	1,212

Heath G. Schiesser	2,030,413	—	—	1,385	69,160	—	2,100,958

Thomas L. Tran	—	72,000	—	2,552	—	—	74,552

Charles G. Berg	—	—	—	—	28,729	—	28,729

Rex M. Adams	—	60,000	—	2,262	—	—	62,262

Scott D. Law	—	10,000	21,000	—	—	10,651	41,651

(a)
Represents amounts to be paid to Mr. Schiesser pursuant to his transition and separation agreement.  $2,000,000 of the amount will be paid in cash in July 2010 and $30,413 is the estimated cost of continued medical, dental, and vision care and life insurance benefits for 24 months following his termination of employment.  See “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

(b)	Represents cash allowances to cover housing and automobile expenses in Tampa, Florida with respect to Messrs. Tran, Adams and Law. See “Employment Agreements with Named Executive Officers” below.
(c)
Represents an amount paid to Mr. Law in connection with his relocation to Tampa, Florida to cover his continuing obligations with respect to his former residence in California.  See “Employment Agreements with Named Executive Officers” below.

(d)
Represents amounts paid by the Company for legal fees and expenses incurred by Mr. Schiesser in connection with the negotiation of his transition and separation agreement and by Mr. Berg in connection with the negotiation of his amended and restated letter agreement.  See “Employment Agreements with Named Executive Officers” below.

(e)	Represents the payment to cover income taxes attributed to the relocation payment described in footnote (c) above. See “Employment Agreements with Named Executive Officers” below.

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of a plan-based award made to the named executive officers during 2009.

Name	Grant Date(1)	Approval Date(1)	All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(3) ($)

Alec Cunningham	06/01/2009	06/01/2009	9,752	(4)	—		—		188,994
	07/29/2009	07/29/2009	11,241	(5)	—		—		250,000
	09/15/2009	08/13/2009	15,069	(6)	—		—		400,082	(6)

Heath G. Schiesser	—	—	—		—		—		—

Thomas L. Tran	06/01/2009	06/01/2009	8,232	(4)	—		—		159,536

Charles G. Berg	08/10/2009	08/10/2009	125,000	(7)	—		—		2,985,000
	08/10/2009	08/10/2009	—		300,000	(8)	23.88	(8)	719,825

Rex M. Adams	06/01/2009	06/01/2009	4,772	(4)	—		—		92,481
	07/29/2009	07/29/2009	13,489	(5)	—		—		299,995
	09/15/2009	08/13/2009	33,333	(6)	—		—		884,991	(6)

Scott D. Law	10/28/2009	10/21/2009	70,000	(9)	—		—		1,744,400

(1)	Our equity award process is described in more detail under “Compensation Discussion and Analysis — Equity Award Process.”
(2)
This column shows the number of shares of restricted stock or restricted stock units granted to our named executive officers in 2009.  All grants were made under our 2004 Equity Incentive Plan.  Other than continued service through the applicable vesting dates, these awards are not subject to pre-established performance goals.  Acceleration of vesting of awards is described in more detail below under “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

(3)
Except with respect to Mr. Berg’s option (discussed in footnote 8 below), this column shows the full grant date fair value of restricted stock and restricted stock units granted to our named executive officers in 2009 calculated in accordance with FASB ASC Topic 718.  With respect to Mr. Berg’s option, the column shows the incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2009 consolidated financial statements included in our annual report on Form 10-K for the year-ended December 31, 2009.

(4)	This award of restricted stock units vests in approximately equal installments on each of the first through fourth anniversaries of March 13, 2009.
(5)	This award of restricted stock units vests in approximately equal installments on July 1, 2010 and July 1, 2011.
(6)
This award of restricted stock units vests in approximately equal installments on each of the first through fourth anniversaries of September 15, 2009 and was issued pursuant to a Tender Offer Statement on Schedule TO filed with the SEC on August 17, 2009, relating to an offer to exchange certain outstanding options for restricted stock units (the “Exchange Offer”).  The exchange ratios in the Exchange Offer were structured so that the restricted stock units granted in connection with the Exchange Offer had an aggregate “fair value” as calculated in accordance with FASB ASC Topic 718 no greater than the aggregate “fair value” of stock options surrendered as determined using a lattice-based binomial option valuation model.  Named executive officers were not eligible to participate in the Exchange Offer.  However, as neither Mr. Cunningham nor Mr. Adams were considered named executive officers at the time of the Exchange Offer, they did participate.

(7)	This award of restricted stock vests in full on December 31, 2010.
(8)
Mr. Berg and the Company entered into an Amended and Restated Non-Qualified Stock Option Agreement (the “Amended Option Agreement”), which modifies the terms of a stock option to purchase 300,000 shares of the Company’s common stock (the “Options”) previously granted to Mr. Berg on January 25, 2008.  Pursuant to the Amended Option Agreement, the $43.12 exercise price for each share purchased pursuant to the Option, which was the closing price on the date such Option was originally granted, was adjusted to $23.88, the closing price of the Company’s common stock on August 10, 2009.  Fifty percent (50%) of the Option vested on April 1, 2010 and the remaining fifty percent (50%) will vest on December 31, 2010.  Once vested, the Option will remain exercisable until December 31, 2015, so long as Mr. Berg does not voluntarily terminate his employment other than for good reason prior to December 31, 2010 and his employment is not terminated by the Company for cause (in each case, as defined in Mr. Berg’s amended and restated letter agreement dated August 10, 2009).  In addition, the Company agreed to use its reasonable best efforts to have the Option assumed in any transaction that otherwise could affect the term of the Option so that it will remain outstanding for its full term.

(9)	This award of restricted stock units vests in approximately equal installments on each of the first through fourth anniversaries of October 28, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding unexercised options and stock awards that have not vested for the named executive officers outstanding as of December 31, 2009.  All vesting is based upon the continued service of the executive.

Option Awards	Stock Awards (Restricted Stock and Restricted Stock Unit Awards)
Name	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Alec Cunningham	Stock Option	47,000	—		30.00	01/11/2015	—		—
	Stock Option	10,880	2,720	(3)	36.45	07/27/2012	—		—
	Restricted Stock	—	—		—	—	2,157	(6)	79,291
	Restricted Stock	—	—		—	—	1,229	(7)	45,178
	Restricted Stock	—	—		—	—	1,445	(8)	53,118
	Restricted Stock Unit	—	—		—	—	9,752	(9)	358,484
	Restricted Stock Unit	—	—		—	—	11,241	(10)	413,219
	Restricted Stock Unit	—	—		—	—	15,069	(11)	553,936

Heath G. Schiesser(2)	Stock Option	1,186	—		8.33	02/26/2010	—		—
	Stock Option	17,900	—		36.45	03/28/2010	—		—
	Stock Option	28,600	—		48.50	03/28/2010	—		—
	Stock Option	7,990	—		50.16	03/28/2010	—		—
	Stock Option	10,822	—		85.53	03/28/2010	—		—
	Stock Option	364,577	—		43.12	12/28/2010	—		—

Thomas L. Tran	Stock Option	25,000	75,000	(4)	29.23	7/21/2015	—		—
	Restricted Stock	—	—		—	—	37,500	(12)	1,378,500
	Restricted Stock Unit	—	—		—	—	8,232	(13)	302,608

Charles G. Berg	Stock Option	—	300,000	(5)	23.88	12/31/2015	—		—
	Restricted Stock	—	—		—	—	25,000	(14)	919,000
	Restricted Stock	—	—		—	—	125,000	(15)	4,595,000

Rex M. Adams	Restricted Stock	—	—		—	—	41,250	(16)	1,516,350
	Restricted Stock Unit	—	—		—	—	4,772	(17)	175,419
	Restricted Stock Unit	—	—		—	—	13,489	(18)	495,856
	Restricted Stock Unit	—	—		—	—	33,333	(19)	1,225,321

Scott D. Law	Restricted Stock Unit	—	—		—	—	70,000	(20)	2,573,200

(1)	Value based on $36.76 per share which was the closing price of our common stock on the NYSE on December 31, 2009.
(2)
Mr. Schiesser resigned from the Company on December 28, 2009.  On February 22, 2010, he exercised his option to purchase 1,186 shares at an exercise price of $8.33 per share.  All remaining options ceased, or will cease, to be exercisable in accordance with their terms on the expiration dates stated in the table above.

(3)	These options vest on July 27, 2010.
(4)	Of this amount, 25,000 options vest on July 21, 2010; 25,000 options vest on July 21, 2011; and 25,000 options vest on July 21, 2012.
(5)	Of this amount, 150,000 options vested on April 1, 2010; and 150,000 options vest on December 31, 2010.
(6)	Of this amount, 1,078 shares vested on March 13, 2010; and 1,079 shares vest on March 13, 2011.
(7)	Of this amount, 410 shares vested on March 13, 2010; 409 shares vest on March 13, 2011; and 410 shares vest on March 13, 2012.
(8)	Of this amount, 482 shares vest on August 3, 2010; 481 shares vest on August 3, 2011; and 482 shares vest on August 3, 2012.
(9)	Of this amount, 2,438 units vested on March 13, 2010; 2,438 units vest on March 13, 2011; 2,438 units vest on March 13, 2012; and 2,438 units vest on March 13, 2013.
(10)	Of this amount, 5,620 units vest on July 1, 2010; and 5,621 units vest on July 1, 2011.
(11)	Of this amount, 3,767 units vest on September 15, 2010; 3,767 units vest on September 15, 2011; 3,767 units vest on September 15, 2012; and 3,767 units vest on September 15, 2013.
(12)	Of this amount, 12,500 shares vest on July 21, 2010; 12,500 shares vest on July 21, 2011; and 12,500 shares vest on July 21, 2012.
(13)	Of this amount, 2,058 units vested on March 13, 2010; 2,058 units vest on March 13, 2011; 2,058 units vest on March 13, 2012; and 2,058 units vest on March 13, 2013.
(14)	These shares vested on January 25, 2010.
(15)	These shares vest on December 31, 2010.
(16)	Of this amount, 13,750 shares vest on September 2, 2010; 13,750 shares vest on September 2, 2011; and 13,750 shares vest on September 2, 2012.
(17)	Of this amount, 1,193 units vested on March 13, 2010; 1,193 units vest on March 13, 2011; 1,193 units vest on March 13, 2012; and 1,193 units vest on March 13, 2013.
(18)	Of this amount, 6,744 units vest on July 1, 2010; and 6,745 units vest on July 1, 2011.
(19)	Of this amount, 8,333 units vest on September 15, 2010; 8,333 units vest on September 15, 2011; 8,333 units vest on September 15, 2012; and 8,334 units vest on September 15, 2013.
(20)	Of this amount, 17,500 units vest on October 28, 2010; 17,500 units vest on October 28, 2011; 17,500 units vest on October 28, 2012; and 17,500 units vest on October 28, 2013.

Option Exercises and Stock Vested

The table below sets forth the number of shares of restricted stock that vested during 2009, and the value realized upon vesting of such shares, for the named executive officers.  None of the named executive officers exercised stock options during 2009.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Alec Cunningham	2,368	26,692

Heath G. Schiesser	141,289	4,068,822

Thomas L. Tran	12,500	226,750

Charles G. Berg	100,000	1,783,250

Rex M. Adams	13,750	324,775

Scott D. Law	—	—

(1)	The value realized is calculated by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation

        We did not maintain a pension or nonqualified deferred compensation plan during fiscal year 2009.

Employment Agreements with Named Executive Officers

Alec Cunningham

Mr. Cunningham currently does not have an employment agreement.  Mr. Cunningham was appointed Chief Executive Officer on December 28, 2009. Prior to the time Mr. Cunningham was appointed Chief Executive Officer, his annual base salary was $360,000, with an annual cash bonus target of 60% of his annual salary and an annual equity compensation award target of 140% of his annual salary for each fiscal year.  Mr. Cunningham is also eligible to participate in all Company benefit plans on the same basis as is available to other senior executives of the Company.  We are currently in discussions with Mr. Cunningham regarding potential compensation and benefits payable to him in connection with his services as Chief Executive Officer.  The timing and possible terms of any agreement with Mr. Cunningham are uncertain at this time.  However, on March 5, 2010, the Compensation Committee increased Mr. Cunningham’s salary to $650,000, retroactive to December 28, 2009, and awarded him a special cash promotion bonus of $200,000.

Pursuant to a severance agreement with Mr. Cunningham, dated August 6, 2009, Mr. Cunningham is also entitled to certain additional payments and benefits in the event of a change in control or his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Heath G. Schiesser

Mr. Schiesser terminated his employment as our President and Chief Executive Officer and member of our Board of Directors on December 28, 2009.  Prior to September 17, 2009, Mr. Schiesser served as our President and Chief Executive Officer and member of our Board pursuant to an employment agreement dated January 25, 2008.  On September 17, 2009, we entered into a transition and separation agreement with Mr. Schiesser that superseded in its entirety his employment agreement and provided that Mr. Schiesser would continue to serve as our President and Chief Executive Officer and member of our Board through December 28, 2009 or until the appointment of a new President and Chief Executive Officer if prior to December 28, 2009.

        Pursuant to the employment agreement, Mr. Schiesser received an annual base salary of $400,000 and was entitled to participate in all Company benefit plans on the most favorable basis available to any senior executive of the Company.  The employment agreement also provided that the Company would reimburse Mr. Schiesser for legal fees and expenses in connection with the negotiation of the employment agreement and that Mr. Schiesser would receive a non-qualified stock option to purchase 500,000 shares of the Company’s common stock and 250,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  The non-qualified stock option had a per share exercise price of $43.12, which was the closing price of our common stock on the date of grant, was scheduled to vest in equal monthly installments on the 25th day of each calendar month following January 25, 2008 for 48 consecutive months and would terminate one year after Mr. Schiesser’s termination of employment.  The restricted shares were scheduled to vest in equal quarterly installments on the 25th day of every third calendar month for 48 months, commencing on January 25, 2008.  The employment agreement also provided that we would pay, on a fully-grossed up basis, all federal, state, and local income taxes incurred by Mr. Schiesser on compensation resulting from Mr. Schiesser making an election under Section 83(b) of the Code, on the first 100,000 restricted shares to vest.

Pursuant to the transition and separation agreement, Mr. Schiesser continued to receive an annual base salary of $400,000 and was entitled to participate in all Company benefit plans on the most favorable basis available to any senior executive of the Company through his termination date.  The transition and separation agreement also provided that Mr. Schiesser was entitled to a bonus for 2009 of $800,000, a cash separation payment of $1.2 million, continuation of medical, dental and vision care and life insurance benefits for 24 months following termination of employment and modification of his outstanding equity awards, which resulted in 76,272 shares of restricted stock and stock options to purchase 135,627 shares becoming fully vested on the date Mr. Schiesser’s employment terminated.  The transition and separation agreement also provided that the Company would reimburse Mr. Schiesser for legal fees and expenses in connection with the negotiation of the transition and separation agreement.

Thomas L. Tran

Pursuant to an employment agreement with Mr. Tran, dated July 21, 2008, Mr. Tran agreed to serve as our Senior Vice President and Chief Financial Officer, with an initial annual base salary of $475,000 and an initial annual cash bonus target of 100% of his base salary, with a minimum guaranteed bonus of $475,000 for fiscal year 2008, pro rated for the portion of the calendar year he is employed.  In addition, the employment agreement provided for a one-time cash signing bonus of $75,000, and that we would pay Mr. Tran $6,000 per month through December 2009 as an allowance for housing in the Tampa area and as an automobile allowance.  In addition, the employment agreement provided that we would pay reasonable relocation expenses, up to $25,000, for him to relocate to Tampa, Florida in connection with his employment by us, and that the Company would reimburse Mr. Tran for legal fees and expenses in connection with the negotiation of the employment agreement.  The employment agreement also provides that Mr. Tran is entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company.  The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

Pursuant to the employment agreement, Mr. Tran also received a non-qualified stock option to purchase 100,000 shares of the Company’s common stock and 50,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  The non-qualified stock option has a ten year term and a per share exercise price of $29.23, which was the closing price of our common stock on the date of grant.  Both the non-qualified stock option and the restricted shares of common stock will vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. Tran will be entitled to earn equity compensation awards based upon his achievement of specified performance objectives, with an annual equity compensation award target of 150% of his annual salary for each fiscal year (with a minimum guaranteed annual equity compensation award in 2009 (related to fiscal year 2008 performance) of 100% of his annual salary for fiscal year 2008, pro-rated for the portion of the calendar year he is employed).

The employment agreement described above was amended on March 10, 2009 to provide that 50% of Mr. Tran’s minimum guaranteed equity compensation award in 2009 would be paid in the form of a cash award under the Company’s 2009 Long Term Cash Bonus Plan, which provides that 50% of the award is payable in September 2010 and 50% is payable in September 2011.  The employment agreement was further amended on December 19, 2009 to provide that we will pay Mr. Tran $2,500 per month during 2010 as an allowance for personal travel expenses.

Pursuant to the employment agreement described above, Mr. Tran is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Charles G. Berg

Pursuant to a letter agreement with Mr. Berg, dated January 25, 2008, Mr. Berg agreed to serve as our Executive Chairman, with an initial annual base salary of $500,000.  Pursuant to the letter agreement, Mr. Berg also received a non-qualified stock option to purchase 300,000 shares of the Company’s common stock and 200,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  The non-qualified stock option had a ten year term, a per share exercise price of $43.12, which was the closing price of the Company’s common stock on the date of grant, and was scheduled to vest in eight quarterly installments beginning three months after January 25, 2008 and continuing quarterly thereafter.  Twenty-five percent (25%) of the restricted shares vested six months after January 25, 2008 and the remaining restricted shares vest quarterly thereafter.  The letter agreement also provided that the Company would reimburse Mr. Berg for legal fees and expenses in connection with the negotiation of the letter agreement and had a term of two years.

On August 10, 2009, we entered into an amended and restated letter agreement with Mr. Berg.  Pursuant to the amended and restated letter agreement, Mr. Berg agreed to continue to serve as our Executive Chairman through December 31, 2010, with an annual base salary of $750,000.  The amended and restated letter agreement also entitled Mr. Berg to receive a guaranteed bonus for 2009 of $750,000 and a target bonus for 2010 of $750,000, the payment of which will be based on performance goals that relate to Mr. Berg’s duties as Executive Chairman.  The amended and restated letter agreement also provides that Mr. Berg is entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company, use of chartered aircraft for travel to Tampa, Florida and for other required Company travel and reimbursement for legal fees and expenses in connection with the negotiation of the amended and restated letter agreement.

Pursuant to the amended and restated letter agreement, Mr. Berg was granted 125,000 restricted shares of the Company’s common stock, which vest on December 31, 2010.  In addition, we modified the terms of Mr. Berg’s previously granted non-qualified stock option to purchase 300,000 shares of the Company’s common stock.  Pursuant to the amended option agreement, the exercise price was adjusted from $43.12 to $23.88, the closing price of the Company’s common stock on August 10, 2009.  Fifty percent (50%) of the option vested on April 1, 2010 and the remaining fifty percent (50%) will vest on December 31, 2010.  Once vested, the option will remain exercisable until December 31, 2015, so long as Mr. Berg does not voluntarily terminate his employment other than for good reason prior to December 31, 2010 and his employment is not terminated by the Company for cause (in each case, as defined in the amended and restated letter agreement).  In addition, the Company agreed to use its reasonable best efforts to have the option assumed in any transaction that otherwise could affect the term of the option so that it will remain outstanding for its full term.

Pursuant to the amended and restated letter agreement, Mr. Berg is also entitled to certain additional payments and benefits in the event of a change in control or his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Rex M. Adams

Pursuant to an employment agreement with Mr. Adams dated September 2, 2008, Mr. Adams agreed to serve as our Chief Operating Officer with an initial annual base salary of $425,000 and an initial annual cash bonus target of 100% of his base salary.  In addition, the employment agreement provides that we will pay Mr. Adams a housing and travel allowance of $5,000 per month until the earlier of October 2010 and the date he relocates to Tampa, Florida.  In addition, the employment agreement provides that we would pay reasonable relocation expenses, up to $25,000, for him to relocate to Tampa, Florida in connection with his employment by us.  The employment agreement also provides that Mr. Adams is entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company.  The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

Pursuant to the employment agreement, Mr. Adams also received a non-qualified stock option to purchase 100,000 shares of the Company’s common stock and 55,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  The non-qualified stock option has a ten year term and a per share exercise price of $41.54, which was the closing price of our common stock on the date of grant.  Both the non-qualified stock option and the restricted shares of common stock will vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. Adams will be entitled to earn equity compensation awards based upon his achievement of specified performance objectives, with an annual equity compensation award target of 200% of his annual salary for each fiscal year.

The employment agreement described above was amended on September 30, 2009 to provide that the housing and travel allowance of $5,000 per month will be paid until the earlier of September 2011 and the date Mr. Adams relocates to Tampa, Florida.  The amendment also provides that in the event Mr. Adams relocates to Tampa prior to September 2011, he shall receive a bonus equal to $5,000 multiplied by the number of complete calendar months remaining prior to September 2011.  In addition, we will pay expenses incurred in connection with the sale of Mr. Adams’ house on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

Pursuant to the employment agreement described above, Mr. Adams is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Scott D. Law

Pursuant to an employment agreement with Mr. Law, dated October 28, 2009, Mr. Law agreed to serve as our Senior Vice President, Health Care Delivery, with an initial annual base salary of $400,000 and an initial annual cash bonus target of 80% of his base salary, with a guaranteed bonus of $252,000 for 2009.  In addition, the employment agreement provides for a one-time cash signing bonus of $100,000 and that we will pay Mr. Law a housing and automobile allowance of $5,000 per month for the first six months of his employment.  In addition, the employment agreement provides that we will pay reasonable relocation expenses for Mr. Law to relocate to Tampa, Florida as well as a lump-sum payment in the amount of $21,000 on a fully grossed-up basis to cover all applicable federal, state and local income taxes to cover his continuing obligations with respect to his former residence in California.  The employment agreement also provides that Mr. Law is entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company, and that the Company will reimburse Mr. Law for certain costs associated with the purchase of an individual health insurance policy if Mr. Law elects to purchase such a policy.  The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

Pursuant to the employment agreement, Mr. Law also received a grant of 70,000 restricted stock units to acquire shares of the Company’s common stock, which was granted pursuant to our 2004 Equity Plan.  The restricted stock units will vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. Law will be entitled to earn equity compensation awards based upon his achievement of specified performance objectives, with an annual equity compensation award target of 155% of his annual salary for each fiscal year.

Pursuant to the employment agreement described above, Mr. Law is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

Potential Payments to Named Executive Officers upon Termination or Change in Control

Overview

As discussed under “Employment Agreements with Named Executive Officers” above, the severance agreement with Mr. Cunningham, the amended and restated letter agreement with Mr. Berg and the employment agreements with each of Messrs. Tran, Adams and Law each include provisions providing for certain payments and benefits upon certain terminations of employment with us, as discussed under “Termination Benefits” below.  In addition, as discussed under “Treatment of Equity Awards” below, each executive’s equity award agreements provide for accelerated vesting of awards upon certain terminations of employment, and in the case of Mr. Berg, upon a change in control of the Company without termination of employment.

Below are descriptions of the circumstances under which Messrs. Cunningham, Tran, Berg, Adams and Law would be entitled to payments and benefits upon the occurrence of a change in control or termination of employment, as applicable, as of December 31, 2009, and a quantification of such payments and benefits under the terms of the applicable agreements between us and each named executive officer.  All of the descriptions are qualified by reference to the applicable agreements between us and each named executive officer and the quantification of the hypothetical payments are subject to the assumptions described below.  The actual amounts to be paid to Messrs. Cunningham, Tran, Berg, Adams and Law will only be determined at the time of their actual termination.  As discussed above, Mr. Schiesser resigned from his executive officer and director position on December 28, 2009.  Below are descriptions of the actual payments and benefits received by Mr. Schiesser upon his termination of employment.

Definitions

For the purpose of the following discussion, the following terms generally have the following meanings:

•
A “change in control” generally occurs upon: (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the stockholders of the Company prior to such transaction; or (iv) a liquidation or sale of all or substantially all of our assets under certain circumstances.

•
“termination for good reason” generally means that the executive terminated employment as the result of: (i) a material diminution in authority, duties and responsibilities or change in title; (ii) any material diminution of executive’s base salary or bonus opportunity; (iii) any material breach by the Company of the terms of the respective agreement; (iv) a change in the executive’s office location by more than 50 miles from the executive’s offices in Tampa, Florida; or (v) with respect to Mr. Berg only, failure to be appointed or elected (or reelected) to the Board, other than due to his decision not to stand for election or reelection, or his removal from the Board not for cause and not due to his disability or death; in each case, subject to notice and the Company’s right to a reasonable opportunity to cure.

•
“termination for cause” generally means that we terminate the executive’s employment as the result of: (i) any willful act or omission by the executive representing a material breach of the respective agreement; (ii) the executive being convicted of, or pleading guilty to, a felony or other crime that involves fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith, willful acts in the performance of executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

•
“termination for disability” generally means the executive’s employment is terminated as of result of the executive being unable to engage in any substantial gainful business activity, by reason of any medically determinable physical or mental impairment, that has caused the executive to be unable to carry out his duties for specified time periods.

Termination Benefits

•
Mr. Cunningham.  If Mr. Cunningham’s employment is terminated by the Company without cause or by Mr. Cunningham for good reason, he will be entitled to severance benefits that include: (i) continuation of his salary (based on the highest annual salary Mr. Cunningham received over the 12 months prior to his termination of employment) for 12 months, (ii) a lump sum cash payment on the one-year anniversary of his termination date in an amount equal to the average of the two highest cash bonuses earned by Mr. Cunningham over the three prior years and (iii) for 12 months following his termination of employment, reimbursement for medical and dental premium costs incurred by Mr. Cunningham under COBRA in the amount the Company was paying on Mr. Cunningham’s behalf under its medical and dental plans prior to Mr. Cunningham’s termination date.  In the event of Mr. Cunningham’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Cunningham without good reason, Mr. Cunningham (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Cunningham’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. Tran.  If Mr. Tran’s employment is terminated by the Company without cause or by Mr. Tran for good reason, he will be entitled to severance benefits that include: (i) a lump sum cash payment equal to one times (or if the termination date occurs within one year of a change in control, one-and-a-half times) the sum of Mr. Tran’s annual salary as in effect on the termination date and the average of the two highest cash bonuses earned by Mr. Tran over the three prior years or, if Mr. Tran has not been employed for three years, the target cash bonus for the year in which the termination occurs, and (ii) for the duration of the applicable COBRA period (generally 18 months, but under certain circumstances up to 36 months following termination), reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. Tran and his family participated prior to the termination date.  In the event of Mr. Tran’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Tran without good reason, Mr. Tran (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Tran’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. Berg.  If Mr. Berg’s employment is terminated prior to the end of the term of his amended and restated letter agreement on December 31, 2010 (i) by the Company without cause, (ii) by Mr. Berg for good reason, or (iii) by reason of Mr. Berg’s death or disability, Mr. Berg (or his estate, as the case may be) will receive an amount equal to his base salary for the remainder of the term of his amended and restated letter agreement and $750,000, which represents an amount equal to his target annual bonus for 2010.  Mr. Berg will also be provided an office and secretarial support through December 31, 2011.  For a discussion of the treatment of Mr. Berg’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. Adams.  If Mr. Adams’ employment is terminated by the Company without cause or by Mr. Adams for good reason, he will be entitled to severance benefits that include: (i) a lump sum cash payment equal to the sum of Mr. Adams’ annual salary as in effect on the termination date (or, if Mr. Adams’ terminates his employment for good reason following a reduction in his base salary, then his base salary in effect immediately prior to such reduction) and the average of the two highest cash bonuses earned by Mr. Adams over the three prior years or, if Mr. Adams has not been employed for three years, the target cash bonus for the year in which the termination occurs, and (ii) for the duration of the applicable COBRA period (generally 18 months, but under certain circumstances up to 36 months following termination), reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. Adams and his family participated prior to the termination date.  In the event of Mr. Adams’ death or disability, or if his employment is terminated by the Company for cause or by Mr. Adams without good reason, Mr. Adams (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Adams’ equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

•
Mr. Law.  If Mr. Law’s employment is terminated by the Company without cause or by Mr. Law for good reason, he will be entitled to severance benefits that include: (i) continuation of his salary in effect immediately prior to such termination for 12 months, (ii) a lump sum cash payment on the one-year anniversary of his termination date in an amount equal to the average of the two highest cash bonuses earned by Mr. Law over the three prior years or, if Mr. Law has not been employed for three years, the target cash bonus for the year in which the termination occurs, and (iii) for 12 months following his termination of employment, reimbursement for medical and dental premium costs incurred by Mr. Law under COBRA in the amount the Company was paying on Mr. Law’s behalf under its medical and dental plans prior to Mr. Law’s termination date.  In the event of Mr. Law’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Law without good reason, Mr. Law (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Law’s equity awards upon certain termination benefits, see “Treatment of Equity Awards” below.

In addition, to the extent that any payment or benefit received or to be received by Messrs. Tran, Berg or Adams (including any benefits upon a change in control) would be subject to an excise tax under the Code, the Company is required to pay to such executive an additional amount such that the net amount received by such executive is equal to what he would have received if none of his payments or benefits were subject to an excise tax, provided that if the amount of payments subject to an excise tax exceeds the safe harbor under Section 280G of the Code by less than ten percent of such executive’s base salary in the case of Messrs. Tran and Adams or $50,000 in the case of Mr. Berg, then such executive’s payment will be reduced so that no amounts are subject to an excise tax.

Treatment of Equity Awards

•
Mr. Cunningham.  Mr. Cunningham’s unvested stock options will immediately vest if there is a change in control of the Company and Mr. Cunningham’s employment is terminated within one year following the change in control: (i) by the Company without cause, (ii) by Mr. Cunningham for good reason or (iii) by reason of Mr. Cunningham’s death, disability or retirement.  Mr. Cunningham’s unvested awards of restricted stock will immediately vest: (i) in the event of Mr. Cunningham’s death, disability or retirement; or (ii) if there is a change in control of the Company and Mr. Cunningham’s employment is terminated within one year of the change in control by the Company without cause or by Mr. Cunningham for good reason.  Mr. Cunningham’s unvested restricted stock units will vest if there is a change in control of the Company and Mr. Cunningham’s employment is terminated within one year following the change in control by the Company without cause or by Mr. Cunningham for good reason.

•
Mr. Tran.  Mr. Tran’s unvested stock option and shares of restricted stock will immediately vest: (i) in the event of Mr. Tran’s death or disability; or (ii) if there is a change in control of the Company and Mr. Tran’s employment is terminated within one year following the change in control by the Company without cause or by Mr. Tran for good reason.  Mr. Tran’s unvested restricted stock units will vest if there is a change in control of the Company and Mr. Tran’s employment is terminated within one year following the change in control by the Company without cause or by Mr. Tran for good reason.

•
Mr. Berg.  Mr. Berg’s unvested stock option and shares of restricted stock will immediately vest: (i) in the event of a change in control of the Company; (ii) in the event of Mr. Berg’s death or disability; or (iii) in the event Mr. Berg’s employment is terminated by the Company without cause or by Mr. Berg for good reason.

•
Mr. Adams.  Mr. Adams’ unvested shares of restricted stock will immediately vest: (i) in the event of Mr. Adam’s death or disability; or (ii) if there is a change in control of the Company and Mr. Adams’ employment is terminated within 24 months following the change in control by the Company without cause or by Mr. Adams for good reason.  Mr. Adams’ unvested restricted stock units will vest if there is a change in control of the Company and Mr. Adams’ employment is terminated within one year following the change in control by the Company without cause or by Mr. Adams for good reason.

•
Mr. Law.  Mr. Law’s unvested restricted stock units will vest if there is a change in control of the Company and Mr. Law’s employment is terminated within one year following the change in control by the Company without cause or by Mr. Law for good reason.

Assumptions and Certain Conditions

For purposes of quantifying any payments to be made to the executives in the event of termination of employment or upon a change in control, other than as set forth below with respect to Mr. Schiesser, it is assumed that the hypothetical termination event occurred on December 31, 2009.  For purposes of valuing the acceleration of vesting of equity awards for Messrs. Cunningham, Tran, Berg, Adams and Law, restricted stock and restricted stock unit award values are equal to the number of restricted shares or restricted stock units multiplied by $36.76, which was the closing price of our common stock on the NYSE on December 31, 2009; option award values are equal to the number of options multiplied by the difference between the exercise price of the particular option and $36.76; and no value is attributed to options with an exercise price that exceeded $36.76, because the stock option was “underwater.”  For purposes of valuing the acceleration of vesting of equity awards for Mr. Schiesser, restricted stock award values are equal to the number of restricted shares multiplied by $38.46, which was the closing price of our common stock on the NYSE on December 28, 2009; option award values are equal to the number of shares subject to options multiplied by the difference between the exercise price of the particular option and $38.46; and no value is attributed to options with an exercise price that exceeded $38.46, because the stock option was “underwater.”

In calculating the amounts estimated to be paid to Messrs. Tran, Berg and Adams upon a change in control of the Company pursuant to Section 4999 of the Internal Revenue Code, it was assumed that:  (i) the change in control and the executive’s termination occurred on December 31, 2009; (ii) all equity awards vested and were sold on December 31, 2009; (iii) the executive’s fiscal year 2009 base salary rate was used to calculate his salary severance payments; and (iv) the Social Security Wage Base was reached prior to the executive’s termination date.  In addition, the following tax rates were assumed to apply: excise tax rate of 20%; Medicare tax rate of 1.45%; applicable state tax rate of 5% in Connecticut for Messrs. Tran and Berg and 0% in Florida for Mr. Adams; and a Federal tax rate of 35%.

        In order for named executive officers to be eligible to receive severance payments pursuant to their respective agreements with us, they are each generally required to execute and deliver a waiver and release of claims agreement within 30 days after the applicable termination date.

        The chart below summarizes each scenario for each named executive officer in which amounts potentially become payable to such named executive officer at, following, or in connection with, the termination of the named executive officer’s employment under the described scenario or upon a change in control (“CIC”):

	Separation Payment ($)	Acceleration of Vesting of 2009 Long Term Cash Bonus Award ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock and Restricted Stock Units ($)	Accrued Vacation ($)	Welfare Benefits ($)	Office and Secretarial Support ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Alec Cunningham
By Executive without Good Reason or by Company for Cause	--	--	--	--	6,923	--	--	--	6,923
By Executive for Good Reason or by Company without Cause	511,500	--	--	--	6,923	8,494	--	--	526,917
Death or Disability	--	--	--	177,588	6,923	--	--	--	184,511
Retirement	--	--	--	177,588	--	--	--	--	177,588
Within 12 months following a CIC, by Executive for Good Reason	511,500	--	20,482	1,503,227	6,923	8,494	--	--	2,050,626
Within 12 months following a CIC, by Company without Cause	511,500	189,000	20,482	1,503,227	6,923	8,494	--	--	2,239,626
Within 12 months following a CIC, by Executive for Retirement	--	--	20,482	--	--	--	--	--	20,482
Thomas L. Tran
By Executive without Good Reason or by Company for Cause	--	--	--	--	9,135	--	--	--	9,135
By Executive for Good Reason or by Company without Cause	950,000	--	--	--	9,135	23,003	--	--	982,138
Death or Disability	--	--	564,750	1,378,500	9,135	--	--	--	1,952,385
Within 12 months following a CIC, by Executive for Good Reason	1,425,000	--	564,750	1,681,108	9,135	23,003	--	--	3,702,996
Within 12 months following a CIC, by Company without Cause	1,425,000	159,530	564,750	1,681,108	9,135	23,003	--	--	3,862,526
Charles G. Berg
By Executive without Good Reason or by Company for Cause	--	--	--	--	--	--	392,665	--	392,665
By Executive for Death, Disability, Good Reason or by Company without Cause	1,500,000	--	3,864,000	5,514,000	--	--	392,665	--	11,270,665
Change in Control (without termination of employment)	--	--	3,864,000	5,514,000	--	--	--	--	9,378,000

	Separation Payment ($)	Acceleration of Vesting of 2009 Long Term Cash Bonus Award ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock and Restricted Stock Units ($)	Accrued Vacation ($)	Welfare Benefits ($)	Office and Secretarial Support ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Rex M. Adams
By Executive without Good Reason or by Company for Cause	--	--	--	--	2,832	--	--	--	2,832
By Executive for Good Reason or by Company without Cause	950,000	--	--	--	2,832	23,003	--	--	975,835
Death or Disability	--	--	--	1,516,350	2,832	--	--	--	1,519,182
Within 12 months following a CIC, by Executive for Good Reason	950,000	--	--	3,412,945	2,832	23,003	--	539,274	4,928,054
Within 12 months following a CIC, by Company without Cause	950,000	92,473	--	3,412,945	2,832	23,003	--	539,274	5,020,527
Within 24 months following a CIC, by Executive for Good Reason or by Company without Cause	950,000	--	--	1,516,350	2,832	23,003	--	539,274	3,031,459
Scott D. Law
By Executive for Good Reason or by Company without Cause	720,000	--	--	--	--	3,235	--	--	723,235
Within 12 months following a CIC, by Executive for Good Reason or by Company without Cause	720,000	--	--	2,573,200	--	3,235	--	--	3,296,435
Heath G. Schiesser
Actual benefits received upon termination of employment during 2009	2,000,000	--	7,196	2,933,421	--	30,413	--	--	4,971,030

Equity Compensation Plans

The following table provides information as of December 31, 2009 about common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors and individuals who are not employees under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (A)) (C)
Equity compensation plans approved by the Company’s stockholders (1)	2,758,772 (2)	$36.94	4,941,092
Equity compensation plans not approved by the Company’s stockholders (3)	167,832	$17.76	—
Total	2,926,604	$35.26	4,941,092

(1)
The WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”) was approved by our stockholders in June 2004 (prior to the Company’s initial public offering) and the WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan (the “ESPP”) was approved by our stockholders in June 2005. As of December 31, 2009, there were 4,566,038 shares reserved for future issuance under the 2004 Equity Plan and 375,054 shares reserved for future issuance under the ESPP.  The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan may be increased on January 1 of each year, commencing on January 1, 2005 and ending on January 1, 2013, in an amount equal to the lesser of 3% of the number of shares of common stock outstanding on each such date, 1,200,000 shares, or such lesser amount determined by our Board. The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan was increased by 1,182,840 shares effective January 1, 2006, 1,200,000 shares effective January 1, 2007, 1,200,000 shares effective January 1, 2008 and 1,200,000 shares effective January 1, 2009.  In addition to options, shares may be issued in restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards under the 2004 Equity Plan.

(2)
This number includes 879,611 restricted stock units. Employees do not pay monetary consideration upon the exercise of these restricted stock units. The units have been included in the table with a $0 exercise price.  Excluding these $0 exercise price awards, the weighted average exercise price of outstanding options, warrants and rights is $22.74.

(3)
Equity compensation plans not approved by our stockholders include the WellCare Holdings, LLC 2002 Employee Option Plan (the “2002 Plan”), an aggregate of six stock option agreements (the “Pre-IPO Non-Plan Grants”) entered into with individuals prior to our initial public offering and one stock option agreement (the “Inducement Non-Plan Grant”) entered into in April 2008.  The 2002 Plan was adopted by our Board in September 2002 and is administered by our Compensation Committee.  Under the 2002 Plan, certain employees were granted non-qualified stock options to purchase shares of our common stock at an exercise price per share equal to the fair market value of our stock on the date of grant as determined by our Board.  Generally, option awards granted under the 2002 Plan vest as to 25% of the shares subject to the award on the first anniversary of the date of grant, and as to 2.083% upon the end of each full calendar month thereafter, and expire on the tenth anniversary of the date of grant.  Subject to certain exemptions and conditions, if a grantee ceases to be an employee of ours for any reason other than death, all of the grantee’s options that were exercisable on the date of termination of employment will remain exercisable for 60 days after the date of such termination.  In the case of death, all of the grantee’s options that were exercisable on the date of death will remain exercisable for a period of 180 days from such date.  Options issued under the 2002 Plan may not be sold, pledged, assigned, transferred or otherwise disposed of other than pursuant to applicable laws of descent and distribution or for estate planning purposes if approved by the Board.  The Board generally has the power and authority to amend or terminate the 2002 Plan at any time without approval from our stockholders; however, no amendment may, in any material respect, adversely impair the rights of any grantee without the grantee’s written consent.  No option awards have been granted under the 2002 Plan since June 2004 and no options remain available for future issuance under this plan.  The terms of the Pre-IPO Non-Plan Grants are materially similar to the terms of options granted under the 2002 Plan.  The total number of shares issuable upon exercise of  the Pre-IPO Non-Plan Grants is 53,958, and the weighted-average exercise price of the Pre-IPO Non-Plan Grants is $5.81 per share.  Five of the

Pre-IPO Non-Plan Grants, exercisable for an aggregate of 20,301 shares of common stock, were issued to individuals other than our directors or executive officers.  The vesting schedule of those five Pre-IPO Non-Plan Grants is as follows: (a) three options, exercisable for an aggregate of 15,828 shares, vested as to 25% after one year, and as to 2.083% upon the end of each full calendar month thereafter, (b) one option, exercisable for an aggregate of 4,066 shares, vested in full on the grant date, and (c) one option, exercisable for an aggregate of 407 shares, vested as to 4.167% upon the end of each full calendar month following the grant date.  In November 2004, our Board determined to fully accelerate the vesting of three out of the four option grants subject to vesting at grant.  The remaining Pre-IPO Non-Plan Grant was issued to one of our directors, Mr. Michalik.  On December 31, 2003, Mr. Michalik was granted an option to purchase 40,657 shares at a per share exercise price of $6.47, of which 33,657 remain outstanding as of December 31, 2009.  This option expires on December 31, 2013, vested as to 25% of the shares subject thereto on June 30, 2004, and vested as to 2.083% upon the end of each full calendar month thereafter.  Mr. Michalik’s option became fully vested in June 2008.  Thus, all six of the Pre-IPO Non-Plan Grants are fully vested as of December 31, 2009.  The Inducement Non-Plan Grant was issued to Thomas F. O’Neil III, our former Vice Chairman.  On April 1, 2008, Mr. O’Neil was granted an option to purchase 100,000 shares at a per share exercise price of $39.70, which was originally scheduled to vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In connection with the termination of Mr. O’Neil’s employment on December 31, 2009, we entered into a consulting agreement with him that provides that his outstanding equity awards will continue to vest through the end of the consulting term.  Accordingly, 50,000 of the shares subject to the option were cancelled upon the termination of Mr. O’Neil’s employment on December 31, 2009, 25,000 of the shares subject to the option vested on December 31, 2009 and 25,000 of the shares subject to the option vested on April 1, 2010.  Mr. O’Neil’s option will expire 90 days after termination of his services as a consultant to the Company.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

Based on a review of filings with the SEC, the following represents each person known to us to be the beneficial owner of more than five percent of the Company’s common stock:
	Ownership
Name and Address	Common Stock	Percent (%)
Fairholme Capital Management, L.L.C., et al.(1) 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	7,882,809	18.6

BlackRock, Inc, et al.(2) 40 East 52nd Street New York, NY 10022	3,620,860	8.5

(1)
This disclosure is based upon a Schedule 13G/A filed by Fairholme Capital Management, L.L.C. (“Fairholme”) and other affiliated entities with the SEC on February 16, 2010.  Fairholme and the other affiliated entities reported shared voting and dispositive power as of December 31, 2009 as follows: (i) Fairholme, shared voting power as to 5,118,500 shares and shared dispositive power as to 7,590,198 shares; (ii) Bruce R. Berkowitz, sole voting and dispositive power as to 292,611 shares, shared voting power as to 5,118,500 shares and shared dispositive power as to 7,590,198 shares; and (iii) Fairholme Funds, Inc., shared voting and dispositive power as to 4,218,200 shares.  We have not attempted to verify independently any of the information contained in the Schedule 13G/A.

(2)
This disclosure is based upon a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) and other affiliated entities with the SEC on January 29, 2010.  BlackRock and the other affiliated entities reported sole voting and dispositive power as of December 31, 2009 as to 3,620,860 shares.  We have not attempted to verify independently any of the information contained in the Schedule 13G.

The following table sets forth the beneficial ownership of our common stock as of April 13, 2010 by (a) each of the named executive officers in the Summary Compensation Table, (b) each director as of April 13, 2010 and each nominee for director, and (c) all directors and executive officers as a group as of April 13, 2010.

Name	Common Stock (1)		Percent

David J. Gallitano	18,832		*
D. Robert Graham	21,738		*
Regina E. Herzlinger(1)	51,437		*
Kevin F. Hickey	48,831		*
Alif A. Hourani	23,349		*
Christian P. Michalik	87,475		*
Neal Moszkowski	29,585		*
Glenn D. Steele, Jr., M.D.	5,675		*
William L. Trubeck	4,715		*
Paul E. Weaver	4,715		*
Carol J. Burt	—		*
Charles G. Berg	404,933		*
Alec Cunningham	70,236		*
Heath G. Schiesser(2)	546,289	(3)	1.3
Thomas L. Tran	72,510		*
Rex M. Adams	42,127		*
Scott D. Law	—		*
All Directors and Executive Officers as a Group (21 persons)	964,568		2.3

*	Less than one percent
(1)	Dr. Herzlinger resigned from our Board effective April 21, 2010.
(2)	Mr. Schiesser resigned from his positions as President and Chief Executive Officer effective December 28, 2009.
(3)	Based on information known to the Company.

For purposes of the preceding table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after April 13, 2010.  For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after April 13, 2010 are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.  Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.  The table below provides additional detail regarding securities ownership of our Board and management.

	Included				Excluded
Name	Common Stock	Unvested Common Stock	Vested Stock Options	Stock Options that Vest within 60 Days	Stock Options that Vest in More than 60 Days	Restricted Stock Units that Vest in More than 60 Days	Performance Stock Units that Vest in More than 60 Days(1)
David J. Gallitano	4,785	14,047	—	—	—	—	—
D. Robert Graham	2,777	4,478	14,483	—	—	—	—
Regina E. Herzlinger(2)	18,331	4,478	28,628	—	—	—	—
Kevin F. Hickey	26,063	4,478	18,290	—	—	—	—
Alif A. Hourani	581	4,478	18,290	—	—	—	—
Christian P. Michalik	31,050	4,478	51,947	—	—	—	—
Neal Moszkowski	10,822	4,478	14,285	—	—	—	—
Glenn D. Steele, Jr., M.D.	—	5,675	—	—	—	—	—
William L. Trubeck	—	4,715	—	—	—	—	—
Paul E. Weaver	—	4,715	—	—	—	—	—
Carol J. Burt	—	—	—	—	—	—	—
Charles G. Berg	129,933	125,000	150,000	—	150,000	—	—
Alec Cunningham	9,013	3,343	57,880	—	33,380	49,983	24,539
Heath G. Schiesser(3)	181,712	—	364,577	—	—	—	—
Thomas L. Tran	10,010	37,500	25,000	—	86,203	12,151	8,966
Rex M. Adams	877	41,250	—	—	14,937	58,371	11,955
Scott D. Law	—	—	—	—	9,748	75,201	7,802
All Directors and Executive Officers as a Group (21 persons)	263,919	285,608	415,041	—	341,616	326,570	83,336

(1)
Represents the maximum number of performance stock units each executive is eligible to receive based upon the achievement of performance goals as determined in the sole discretion of the Compensation Committee.

(2)	Dr. Herzlinger resigned from our Board effective April 21, 2010.
(3)	Mr. Schiesser resigned from his positions as President and Chief Executive Officer effective December 28, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE.  Officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

        Based solely on our review of the copies of such forms, or written representations from reporting persons that all reportable transactions were reported, we believe that all our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the fiscal year 2009 with one exception.  One report on Form 4 disclosing one transaction, the initial grant of restricted stock to director Dr. Steele, was reported one day late.

Other Information

Stockholder Proposals

        For the 2011 Annual Meeting, under the SEC’s requirements, any stockholder proposals must be received no later than December 31, 2010 in order to be eligible for inclusion in our 2011 proxy statement. In addition, our Bylaws provide that no business may be transacted at an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s annual meeting.  Accordingly, any stockholder proposal to be considered at the 2011 Annual Meeting that is not included in our 2011 proxy statement, including any stockholder nominations for the Board of Directors, must be properly submitted to us not earlier than February 10, 2011 nor later than March 12, 2011.  Please mail your proposals to the Company to the attention of Timothy S. Susanin, Secretary, 8735 Henderson Road, Tampa, Florida 33634.

Committee Reports

        The information contained in the Compensation Committee Report and the Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Proxy Solicitation Costs

        This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company.  In addition to the use of the mails, the directors, officers and our associates by personal interview, telephone or telegram may solicit proxies.  Such directors, officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.  Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.  We have retained Georgeson, Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $9,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.

 Multiple Stockholders Having the Same Address

We have adopted a process called “householding” for mailing proxy materials in order to reduce costs.  Householding means that stockholders who share the same last name and address will receive only one copy of our 2009 Annual Report on Form 10-K and this proxy statement (the “proxy materials”), unless we receive contrary instructions.  We will continue to mail a proxy card to each stockholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request.  If you hold your shares in street name, you should direct your request to your bank or broker.  If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879.  You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379, or by calling (813) 865-1284.  The Company’s annual report on Form 10-K for the year ended December 31, 2009 and this proxy statement are also available on our website at www.wellcare.com/stockholdermeeting.

Requests for Additional Information

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2009, as filed with the SEC.  We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics, our Corporate Governance Guidelines and our Board Committee Charters.  Any such requests should be made in writing to Investor Relations, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379.  A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com.  We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct and Business Ethics, if any, made with respect to any of our directors and executive officers on our website.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Eastern Time, on June 10, 2010.

Vote by Internet
•Log on to the Internet and go to
 www.investorvote.com/wcg
•Follow the steps outlined on the secured website.
Vote by telephone
•Call toll free 1-800-652-VOTE (8683) within the USA,
 US territories & Canada any time on a touch tone
 telephone. There is NO CHARGE to you for the call.
•Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A					Proposals — The Board of Directors recommends a vote FOR all the director nominees listed below, FOR Proposal 2 and AGAINST Proposal 3.
1. Election of ten directors to hold office until the Company’s 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified.								For	Against	Abstain
						2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
	For	Withhold		For	Withhold
01-Charles G. Berg	☐	☐	06-Kevin F. Hickey	☐	☐			☐	☐	☐
02-Carol J. Burt	☐	☐	07-Christian P. Michalik	☐	☐	3.	Stockholder proposal regarding a political contributions and expenditures report, if properly presented at the Annual Meeting.
03-Alec Cunningham	☐	☐	08-Glenn D. Steele, Jr., M.D.	☐	☐	4.	As the proxies may in their discretion determine in respect of any other business properly to come before the Annual Meeting.
04-David J. Gallitano	☐	☐	09-William L. Trubeck	☐	☐
05-D. Robert Graham	☐	☐	10-Paul E. Weaver	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — WellCare Health Plans, Inc.

PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2010
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alec Cunningham, Chief Executive Officer, and Timothy S. Susanin, Secretary, and each of them, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2010 Annual Meeting of Stockholders to be held at WellCare’s corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, on June 10, 2010, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AGAINST PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON THE OTHER SIDE OF THIS CARD.